Exhibit 10.11

LEASE

This Lease (“Lease”) is made and dated as of February 2, 2021 (“Effective Date”), by and between CROSSING HOLDINGS, LLC, a California limited liability company (“Landlord”) and DESIGN THERAPEUTICS, INC., a Delaware corporation (“Tenant”).

NOW, THEREFORE, in consideration of the foregoing, and the mutual covenants and agreements contained in this Lease, and intending to be legally bound, Landlord and Tenant hereby agree as follows:

Basic Lease Provisions and Definitions.

In addition to other terms defined in this Lease, the following terms (“Basic Terms”) whenever used in this Lease with the first letter of each word capitalized shall have only the meanings set forth in this Article, unless such meanings are expressly modified, limited or expanded elsewhere herein.

A.	Project:	The improvements located at the street address 6005 Hidden Valley Road, Carlsbad, California, 92011, comprised of approximately 71,563 square feet (“Building”), together with the surface parking facilities located around the building (collectively, the “Parking Facilities”), any common lobby or outside areas, land and other improvements surrounding the structures, and the land upon which all of the foregoing are situated.

B.	Premises:	The premises within the Project known as Suites 110, 115, 150, as shown hatched on Exhibit “A”.

C.	Rentable Square Feet of Premises:	Approximately 12,371 square feet, subject to Landlord verification after completion of the Tenant Improvements.

D.	Anticipated Delivery Date:	September 1, 2021 (“Anticipated Delivery Date”).

E.	Lease Commencement Date:	The “Lease Commencement Date” shall be the date that Landlord notifies Tenant of the delivery of the Premises to Tenant with the Tenant Improvements Substantially Complete, but not before the Anticipated Delivery Date; unless, however, Tenant accepts possession of the Premises prior to the Anticipated Delivery Date, in which case the date of such earlier delivery date shall be the Lease Commencement Date; and in all events subject to Section 2 hereof and the Work Letter attached hereto as Exhibit B.

F.	Expiration Date:	The date that is the last day of the 72nd full calendar month following the Lease Commencement Date (the “Expiration Date”).

G.	Lease Term:	Approximately seventy-two (72) months.

H.	Extension Option Terms:	One (1) option to extend, for a term of three (3) years (“Option to Extend”) as provided in Exhibit “F”.

I.	Base Rent Schedule:

Months	Base Rent Per. Sq. Ft.	Monthly Base Rent

1-12	$4.890	$60,494.19

13-24	$5.037	$62,309.02

25-36	$5.188	$64,178.29

37-48	$5.343	$66,103.63

49-60	$5.504	$68,086.74

61-72	$5.669	$70,129.35

J.	Tax Rent:	Tenant shall pay Tax Rent as provided in Article 7.

K.	Operating Expense Rent:	Tenant shall pay Operating Expense Rent as provided in Article 8.

L.	Tenant’s Share:	17.29%.

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M.	Prepaid Rent:	Within five (5) days of full execution of the Lease, Tenant shall pay to Landlord an amount equal to one months’ Rent.

N.	Security Deposit:	None.

O.	Permitted Use:	General research and development office, laboratory uses, and ancillary office use in compliance with all federal, state, municipal and local laws, codes, ordinances, rules and regulations of Governmental Authorities (as defined below), having jurisdiction over the Premises, (“Applicable Laws”). “Governmental Authority” shall mean any governmental authority including without limitation any federal, state, county, municipal, or other governmental agency, board, bureau, or department.

P.	Parking:	With respect to the Premises, Tenant shall be entitled to utilize a total of three (3) unreserved and unassigned parking spaces for each 1,000 square feet of Premises (as the same may change from time to time in accordance with the terms of this Lease or an amendment hereto), such spaces to be located in the parking area of the Common Area. Parking is provided to Tenant by Landlord without additional charge for the initial Lease Term. As of the Effective Date, Tenant shall be entitled to 37 parking spaces based on the initial square footage of the Premises.

Q.	Landlord’s Address for Rent & Notices:	Crossing Holdings, LLC 991C Lomas Santa Fe #108 Solana Beach, CA 92075 Attn: Xander Grey

With an additional copy for notices only:

The Opus Law Firm
662 Encinitas Blvd., Suite 248
Encinitas, CA 92024
Attn: Justin White, Esq.

R.	Tenant’s Address:	At the Premises.

S.	Broker(s):	On behalf of Landlord: None.

On behalf of Tenant: None.

T.	Guarantor(s):	None.

The following Exhibit(s) are hereby incorporated into this Lease and made a part of this Lease for all purposes:

Exhibit(s):	Exhibit “A” -	Location of Premises
	Exhibit “B”	Work Letter
	Exhibit “C”	Commencement Date Certificate
	Exhibit “D”	Rules and Regulations
	Exhibit “E”	Estoppel Certificate
	Exhibit “F”	Option to Extend
	Exhibit “G”	Tenant’s Personal Property

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1. Lease. Tenant hereby leases the Premises from Landlord and Landlord hereby leases the Premises to Tenant upon, and subject to, the terms and conditions hereinafter set forth in this Lease.

2. Lease Commencement Date and Lease Term. Subject to Article 3 below and the terms of the Work Letter attached as Exhibit “B” to and made a part of this Lease (the “Work Letter”), the term of this Lease shall begin on the Lease Commencement Date. The Lease Term shall be that period of time commencing on the Lease Commencement Date and ending on the Lease Expiration Date (the “Lease Term”). Notwithstanding the foregoing or the Basic Terms, the Lease Commencement Date shall be advanced one day for each day of Tenant Delay (as defined in the Work Letter). Promptly upon request by the other party after the Lease Commencement Date has occurred, Landlord and Tenant agree to execute and deliver a Commencement Date Certificate in the form of Exhibit “C” attached hereto; however, if Tenant fails to do so within ten (10) days after request for the same, the Lease Commencement Date and Expiration Date shall be as determined by Landlord in accordance with the terms hereof.

3. Delivery Of Possession. Landlord shall deliver to Tenant possession of the Premises at such time as the Tenant Improvements are Substantially Completed (as defined in Section 7 of the Work Letter) on or before the Anticipated Delivery Date. If Landlord is unable to so deliver possession of the Premises to Tenant in the agreed condition on or before the Anticipated Delivery Date, Landlord shall not be in default under this Lease, nor shall this Lease be void, voidable or cancelable by Tenant until the lapse of ninety (90) days after the Anticipated Delivery Date (the “Delivery Grace Period”); provided, however, Tenant shall be entitled to one (1) day of abatement of Base Rent for each day Landlord fails to deliver the Premises after the Delivery Grace Period until delivery occurs or the Lease is terminated, as set forth herein. Additionally, the Delivery Grace Period shall be extended for such number of days as Landlord may be delayed in delivering possession of the Premises to Tenant by reason of Force Majeure (as defined below) or Tenant Delay (as defined in the Work Letter). If Landlord is unable to deliver possession of the Premises in the agreed condition to Tenant within the described Delivery Grace Period (as the same may be extended), then Tenant’s sole remedy shall be to terminate this Lease by written notice delivered to Landlord within ten (10) days after the expiration of the Delivery Grace Period (as extended, if applicable), and in no event shall Landlord be liable in damages to Tenant for such delay or failure to deliver the Premises. In the event that Tenant delivers a notice of termination due to the failure to deliver the Premises, then Landlord shall have thirty (30) days to either: (a) Substantially Complete the Tenant Improvements and deliver the Premises to Tenant, in which case the termination notice shall be null and void; or (b) deliver to Tenant a notice of delay and extension of the Delivery Grace Period due to Force Majeure or Tenant Delay as set forth herein, in which case the Delivery Grace Period shall be extended for the period of time set forth in Landlord’s response and this process shall repeat after the expiration thereof. If Tenant does not terminate the Lease as set forth above, then the abatement of Base Rent due to Landlord’s delay in delivery shall be limited to sixty (60) days. If Landlord fails to respond within such thirty-day period, then the Lease shall be deemed terminated on such thirtieth day after Tenant’s notice to terminate. Tenant may not terminate this Lease at any time after the date Landlord notifies Tenant that the Tenant Improvements have been Substantially Completed, unless Landlord’s notice is not given in good faith.

4. Delivery Condition. By accepting possession of the Premises, Tenant shall be deemed to have inspected the Premises, Building and Common Area and to have accepted and approved of them in their “as-is” and “where-is” condition as of the Lease Commencement Date. Landlord makes no representations as to the physical condition of the Premises, Building or the Project. Tenant acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the condition of the Premises, the Building or the Project, or with respect to the suitability of the Premises, the Building or the Project for the conduct of Tenant’s business; provided, however, Landlord shall be responsible for ensuring that the Premises are delivered without a “Non-Compliant Condition.” As used herein, “Non-Compliant Condition” means any of the following (1) the failure of any of the following systems to be in good working order: heating, ventilation and air-conditioning (“HVAC”), Building life safety systems, or electrical service, or plumbing service serving the Premises; or (2) customary punch list items related to the final inspection of the Tenant Improvements. If Tenant discovers a Non-Compliant Condition, Tenant shall notify Landlord of such Non-Compliant Condition no later than thirty (30) days after delivery of the Premises to Tenant. If Landlord contests whether a Non-Compliant Condition exists, the matter shall be referred to Landlord’s Architect for resolution, whose decision shall be binding on Landlord and Tenant. Tenant’s failure to notify Landlord of a Non-Compliant Condition within thirty (30) days after delivery of the Premises to Tenant (or before the commencement of any construction on the initial Tenant improvements) shall be deemed to conclusively establish that the Premises, the Building and the Common Area were at such time in good, sanitary and satisfactory condition and repair and without any Non-Compliant Conditions. Landlord shall cure, at Landlord’s sole cost and expense, any Non-Compliant Condition of which it is timely noticed and which Landlord agrees that such Non-Compliant Condition exists, or Landlord’s architect deems that such Non-Compliant Condition exists. Notwithstanding anything to the contrary above, Tenant (not Landlord) shall have the obligation to cure a Non-Compliant Condition that is caused by or contributed to by the Tenant or Tenant’s agents, or triggered by Tenant’s particular use of the Premises or Tenant’s alterations to the Premises.

5. Rentable Area. Landlord may remeasure from time to time (but no more than once in a calendar year) the rentable square footage amounts of the Premises and Building, which may differ from those set forth in this Lease (in Landlord’s reasonable discretion), in which case, Landlord may correct all amounts, percentages and figures appearing or referred to in this Lease based upon rentable square feet (including, without limitation, the amount of the Base Rent and Tenant’s Share) by written notice to Tenant.

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6. Base Rent and Additional Rent. Commencing on the Lease Commencement Date and on the first day of each month throughout the Lease Term, Tenant shall pay, in advance: (i) Base Rent at the rates set forth in the Basic Terms (“Base Rent”) (ii) all Additional Rent as set forth herein, and (iii) any tax or license fee measured by Rent receivable by Landlord (if any); provided, however, Tenant shall pay the first month’s installment of Rent upon Tenant’s execution of this Lease as a condition precedent to Landlord delivering possession of the Premises to the Tenant. The term “Rent” means Base Rent and Additional Rent. “Additional Rent” includes “Tax Rent” and “Operating Expense Rent” as defined in Articles 7 and 8 below respectively, and all other payments required to be made by Tenant to Landlord hereunder. All Rent shall be due and payable without any notice, demand, offset, credit, deduction or abatement, except as expressly provided in this Lease. The obligation to pay Rent is an independent, unconditional covenant. Tenant shall pay Landlord a late charge equal to ten percent (10%) of the amount of any Rent not paid within ten (10) days after the date when due plus interest at eight percent (8%) per annum (the “Default Rate”), from the date past due until paid, plus any reasonable attorney’s fees or other collection costs incurred by Landlord for collection of the same; except that no such late charge or interest shall be due with respect to the first instance of a delinquent payment of Rent until five (5) business days after written notice thereof from Landlord to Tenant. The parties agree that this late charge represents a fair and reasonable estimate of the costs that will be incurred and that this sum is reasonable under the circumstances existing at the time this Lease is entered. If the interest rate specified in this Lease is higher than the rate permitted by law, the interest rate is hereby decreased to the maximum legal interest rate permitted by law.

7. Taxes and Tax Rent. “Taxes” shall mean all real estate taxes, special and general assessments, water and sewer rents, governmental licenses, permit fees, and all other governmental impositions and charges relating to the Project. However, “Taxes” shall not include any inheritance, estate, succession, gift, franchise or corporation tax, transfer tax, or any net income tax, profit tax or capital tax imposed on Landlord, late fees, penalties, or interest imposed as a result of Landlord’s failure to timely pay Taxes (unless such failure is due to Tenant’s default) or taxes and assessments attributable to the personal property of Landlord (collectively, “Landlord’s Taxes”). On the first day of each month during the Lease Term commencing on the Lease Commencement Date, Landlord shall provide a statement to Tenant, and Tenant shall pay to Landlord, as “Tax Rent,” one-twelfth (1/12th) of Tenant’s Share of Taxes pursuant to Landlord’s estimates (which may be adjusted from time to time). If, after the end of any Landlord’s fiscal year, the total of the Tax Rent actually paid by Tenant is more or less than Tenant’s Share of the Taxes, then an adjustment shall be made as follows: (a) for any excess amount paid by Tenant, Tenant shall receive a credit against future Tax Rent (or, if such adjustment is at the end of the Lease Term, Landlord shall pay Tenant within thirty (30) days of Landlord’s statement), or (b) for any deficiency, Tenant shall pay to Landlord such amount with the next payment of Base Rent, but in no event later than thirty (30) days after receipt of such statement from Landlord. Tenant shall pay all taxes attributable to its personal property, leasehold interests; occupancy taxes, taxes on its Rent, and other taxes imposed on tenants generally.

8. Common Area and Operating Expenses.

8.1 Common Area. Tenant shall have the non-exclusive right to use the Common Area subject to the terms of this Lease. “Common Area” means the improvements, areas and facilities identified by Landlord from time to time for the common use or benefit of the occupants of the Project. Landlord reserves the right at any time and from time to time to close, restrict the use of, change, reduce or add to the Common Area or re-measure the Project (including the Premises), and further, Landlord reserves to itself the exclusive right at any time to use the Common Area (including without limitation, the roof, foundation, structural elements, exterior walls and Parking Facilities) for any purpose that Landlord deems necessary, in Landlord’s sole discretion with no liability to Tenant in exercise of such rights, provided, however, no such changes shall materially permanently obstruct access to the Premises by Tenant or its employees and invitees. Subject to the payment of Operating Expense Rent by Tenant, Landlord shall keep, repair, operate, and maintain the Common Area in good order, condition, and repair, equal to the standard for buildings of similar size and character in the geographic region where the Project is located, and in material compliance with all Applicable Laws.

8.2 “Operating Expenses” means all costs and expenses incurred by Landlord for repair, replacement, maintenance, insurance, administration, management, protection, operation, and ownership of the Project, including, but not limited to third party management fees, administrative fees, and expenses payable by Landlord for the benefit of the Project, including rental fees, if any, paid to third parties, and all maintenance, repair and operational costs therefor, and for compensation to management and service personnel; plus three percent (3%) of the Rent as a fixed administrative fee. “Operating Expenses” shall exclude Landlord Taxes, leasing commissions; expenses that relate to preparation of rental space for a tenant; legal expenses relating to other tenants; costs of repairs to the extent reimbursed by payment of insurance proceeds received by Landlord; interest upon loans to Landlord or secured by a mortgage or deed of trust covering the Project or a portion thereof (provided that interest upon a government assessment or improvement bond payable in installments shall constitute an Operating Expense); salaries of executive officers of Landlord; depreciation claimed by Landlord for tax purposes (provided that this exclusion of depreciation is not intended to delete from Operating Expenses actual costs of repairs and replacements and reasonable reserves in regard thereto that are provided for in Section 8.1 above); costs or expenses incurred in connection with the financing or sale of the Project or any portion thereof; costs expressly excluded from Operating Expenses elsewhere in this Lease or that are charged to or paid by Tenant under other provisions of this Lease; professional fees and disbursements and other costs and expenses related to the ownership (as opposed to the use, occupancy, operation, maintenance or repair) of the Project; costs incurred in connection with the initial development or improvement of the Project; expenses resulting from

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the violation of any Laws by Landlord; penalties or interest for late payment by Landlord; costs incurred by Landlord as a result of (a) the gross negligence or willful misconduct of Landlord or (b) the breach by Landlord of any lease in the Building; rental under any ground or underlying lease or under any lease or sublease assumed, directly or indirectly, by Landlord; charitable or political contributions or professional dues; costs of repairs and other work occasioned by fire, windstorm, or other casualty to the extent insurance proceeds are received by Landlord or in the event Landlord has elected to self-insure for such perils; the cost of correcting any building code or other violations which were violations prior to the Lease Commencement Date; costs for sculpture, paintings, or other objects of art (and insurance thereon or extraordinary security in connection therewith); any other expense that under generally accepted accounting principles and practice consistently applied would not be considered a normal maintenance or operating expense; any item that, if included in Operating Expenses, would involve a double collection for such item by Landlord; and cure costs for any Non-Compliant Condition.

8.3 Payment of Operating Expense Rent. On the first day of each month during the Lease Term commencing on the Lease Commencement Date, Tenant shall pay to Landlord, as “Operating Expense Rent,” one-twelfth (1/12th) of Tenant’s Share of annual Operating Expenses, pursuant to Landlord’s estimates (which may be adjusted from time to time, but not more than once in a calendar year). Landlord may estimate the Operating Expenses in twelve (12) month periods, commencing and concluding when determined by Landlord (such period, a “Operating Expense Year”). If, after the end of an Operating Expense Year, the total of the Operating Expense Rent actually paid by Tenant is more or less than Tenant’s Share of the yearly Operating Expenses, then an adjustment shall be made as follows; (a) for any excess amount paid by Tenant, Tenant shall receive a credit against future Operating Expense Rent (or, if such adjustment is at the end of the Lease Term, Landlord shall pay Tenant within thirty (30) days of Landlord’s statement), or (b) for any deficiency, Tenant shall pay to Landlord such amount with the next payment of Base Rent, but in no event later than thirty (30) days after receipt of a statement from Landlord. If the Project is less than ninety-five percent (95%) occupied during all or a portion of any Operating Expense Year, Landlord may adjust the variable components of Operating Expenses for such year as reasonably determined by Landlord employing sound accounting and management principles, to determine the amount of Operating Expenses that would have been paid had the Project been at least ninety-five percent (95%) occupied, and the amount so determined shall be deemed to have been the amount of Operating Expenses for such Operating Expense Year. Landlord shall have the right, from time to time, in its commercially reasonable discretion, to equitably allocate and prorate some or all of the Operating Expenses among different tenants of the Project (the “Cost Pools”). Such Cost Pools may separate the office space tenants from other non-office or research or laboratory space tenants, if any, of the Project. To the extent that Tenant uses more than Tenant’s Pro Rata Share of any item of Operating Expenses, Tenant shall pay Landlord for such excess in addition to Tenant’s obligation to pay Tenant’s Share of Operating Expenses.

9. Security Deposit. No Security Deposit is initially due; however, if any payment of Rent remains unpaid for more than ten (10) days after receipt of written notice, Landlord reserves the right and Tenant agrees to deposit with Landlord an amount equal to two (2) months’ Rent at highest rate during the initial Lease Term (the “Security Deposit”). The Security Deposit shall serve as security for the performance of Tenant’s obligations under this Lease. The Security Deposit shall not collect interest and may not be kept in a separate account. If Tenant breaches under this Lease which continues beyond expiration of applicable notice, grace and cure periods, Landlord may apply the Security Deposit towards curing the default and any loss or damage arising from the default, including administrative costs of Landlord. If Landlord so applies any part of the Security Deposit, Tenant shall on demand deposit with Landlord the amount so applied so that Landlord shall have the full Security Deposit on hand at all times. Tenant shall have no right to apply any portion of the Security Deposit against any of Tenant’s obligations to pay any Rent hereunder. At the expiration of this Lease, if there is no uncured Event of Default by Tenant, the unapplied balance of the Security Deposit shall be returned to Tenant no later than thirty (30) days after the later of Tenant’s surrender of the Premises and the expiration of this Lease. Tenant hereby waives the provisions of any Applicable Laws now or hereafter in force, which prescribe the costs to which Landlord may apply the Security Deposit, including, without limitation, Civil Code Section 1950.7.

10. Use of Premises and Common Area. The Premises will be used only for the Permitted Use and for no other use or purpose. Landlord makes no representations as to whether the Permitted Use is permitted by the municipality, or whether the Premises is zoned for such use. Tenant agrees that: no nuisance will be permitted; and no emission of any objectionable odors, sounds or vibrations will be permitted. Tenant shall keep the Premises free of rodents, vermin, insects and other pests and provide regular extermination services when necessary. Tenant and its agents, employees and subtenants shall comply with all reasonable rules and regulations promulgated by Landlord in writing from time to time, and initially as set forth in Exhibit “D” (“Rules and Regulations”). Landlord shall enforce such Rules and Regulations uniformly and in a non-discriminatory manner against Tenant and other similarly situated tenants in the Project. Tenant shall not violate any of the exclusive uses (if any) or prohibited uses in effect at the Project (“Prohibited Uses”), as the same may be updated in writing and provided to Tenant from time to time. Tenant shall comply in all material respects with all Applicable Laws of all Governmental Authorities with respect to its use and occupancy of the Premises, including, but not limited to, the Americans with Disabilities Act (including any alterations required to the Project due to Tenant’s particular use, but excluding structural or base building), environmental laws and regulations, pertaining to the Premises or Tenant’s use thereof, and all requirements and recommendations of Landlord’s and Tenant’s insurance companies and any rating bureau or similar organization, including maintaining and servicing fire extinguishers. Subject to the other provisions of this Lease (including, without limitation, the Rules and Regulations attached hereto as Exhibit “D”), Tenant shall be granted non-exclusive access to the Project and its pro rata share of the Parking Facilities twenty-four (24) hours per day, seven (7) days per week,

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every day of the year. Tenant shall procure all necessary governmental permits and approvals and prior to Tenant occupying the Premises, Tenant shall obtain any other governmental permits and licenses required for Tenant’s specific use and occupancy of the Premises, and deliver a copy of each to Landlord.

11. Utilities and Services. To the extent separately metered, all applications and connections for utility services consumed at the Premises shall be made in the name of, and paid for by, Tenant, and Tenant shall pay all utility charges, as they become due, including, but not limited to, all charges for gas (if available), electricity, internet and telephone services, commencing on the Lease Commencement Date, including any tie-in fees or separate installation charges. Notwithstanding the foregoing, in the event that such services are directly paid by Landlord or provided by Landlord, then Tenant shall pay Landlord for all of its consumption of gas, water, air, vacuum and electric as reasonably determined by Landlord based on the data from the meters or sub-meters, or if no metering is available, based on actual use as determined in Landlord’s reasonable discretion. Any charges to Tenant by Landlord may be included as Operating Expense Rent and billed to Tenant pro rata (or, if there are tenants who use electricity or other utilities in excess of what is typical due to such tenant’s particular use or otherwise, then on such other reasonable basis as Landlord may determine in its commercially reasonable discretion), in advance, on the first of each month. Notwithstanding anything herein to the contrary, all utility expenses supplied to and exclusively serving the Premises (whether billed to Tenant or Landlord) shall be the responsibility of Tenant from and after the Lease Commencement Date.

11.1 HVAC. All HVAC equipment serving the Premises shall be delivered in its as-is condition as of the Lease Commencement Date, subject to Landlord’s obligations with respect to a Non-Compliant Condition. Tenant shall have the right to inspect such the HVAC equipment at Tenant’s sole risk, cost, and expense, including the cost to repair any damage caused by Tenant during such inspection, without any liability of Landlord. Tenant shall be responsible for the regular and preventative maintenance and usage of the HVAC equipment (including roof top units, ducting direct to the Premise, conduits, and air handlers) exclusively serving any portion of the Premises whether located within the Premises or outside (“Tenant HVAC System”), including, without limitation any balancing of the Tenant HVAC System. In connection with Tenant’s obligation to maintain the Tenant HVAC System, Tenant shall, during the Term, and any renewals thereof, at its sole cost and expense, maintain a service contract for the routine performance of standard maintenance, including but not limited to, periodic replacement of filters, oiling of mechanical components and inspection for wear and tear. Landlord reserves the right to reasonably designate an HVAC contractor with whom Tenant shall contract for such routine maintenance so long as the fee charged by Landlord’s designated contractor shall be the same or less than the fee charged by Tenant’s contractor for similar services. If Tenant fails to commence and adequately complete repairs within the applicable notice and cure periods set forth in this Lease, or if Landlord shall decide to maintain and service the Tenant HVAC System as a part of Operating Expenses, Landlord may make or complete said maintenance and repairs and Tenant shall pay the cost thereof to Landlord within ten (10) days after written demand, together with a commercially reasonable administrative fee not to exceed 10% of such costs for Landlord’s overhead, payable as Additional Rent. The electricity used for Tenant HVAC System shall be separately metered. Other costs for Tenant HVAC System components provided from common Building systems (e.g., water, compressed air and vacuum) shall be prorated in Landlord’s reasonable discretion. Landlord shall be responsible for general office HVAC available to the remainder of the Premises not served by Tenant’s HVAC System during normal business hours, the cost of which shall be included in Operating Expenses. If Tenant desires to use the Building HVAC system beyond normal operating hours, Tenant shall pay standard market rates for afterhours use.

11.2 Ventilation. If Landlord at any time determines that any existing ventilation system is inadequate based on Tenant’s specific use of the Premises, Tenant shall vent all fumes and odors from the Premises (and remove odors from Tenant’s exhaust stream) as Landlord requires. The placement and configuration of all ventilation exhaust pipes, louvers and other equipment shall be subject to Landlord’s reasonable approval. Tenant acknowledges the importance of maintaining and operating in the Project (indoor and outdoor areas) in an odor-free manner, and Landlord may reasonably require Tenant to abate and remove all odors in a manner that goes beyond the requirements of Applicable Laws. Tenant shall, at Tenant’s sole cost and expense, provide odor eliminators and other devices (such as filters, air cleaners, scrubbers and whatever other equipment may in Landlord’s reasonable judgment be necessary or appropriate from time to time) to remove, eliminate and abate any unacceptable odors, fumes or other substances in Tenant’s exhaust stream that, in Landlord’s reasonable judgment, emanate from Tenant’s Premises. Any work Tenant performs under this Section shall constitute Alterations, which are subject to the Landlord’s prior written consent.

11.3 Adequacy. Tenant shall be solely responsible for determining if the local supplier of water, gas and electricity can supply the needs of Tenant for the Permitted Use and whether or not the existing water, gas and electrical distribution systems within the Building and the Premises are adequate for Tenant’s needs. Tenant shall be responsible for determining if the existing sanitary and storm sewer systems now servicing the Premises and the Property are adequate for Tenant’s needs.

11.4 Limited Abatement. Landlord shall not be liable for, nor shall any eviction of Tenant result from, the failure to furnish any utility or service, whether or not such failure is caused by any cause whatsoever (including events of Force Majeure) unless such interruption is caused by the gross negligence or intentional misconduct of Landlord, its agents, employees or contractors, in which case, Tenant shall be entitled to an abatement of the Base Rent and Operating Expense Rent attributable to the Premises or to such Substantial Portion only and payable with respect to the period commencing on the third (3rd) business day that the Premises or the Substantial Portion is Untenantable until the Premises or

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such Substantial Portion of the Premises is no longer Untenantable or Tenant again occupies such portion of the Premises for the ordinary conduct of Tenant’s business, up to a maximum of thirty (30) days. If Landlord does not commence to cure the utility or service interruption within said thirty (30) day period, Tenant may, as its sole remedy, cure the utility or service interruption and Landlord shall reimburse Tenant for the reasonable costs incurred in curing the interruption. “Substantial Portion” shall mean any portion of the Premises consisting of 1,200 or more rentable square feet. “Untenantable” means that Tenant shall be unable to use (including due to lack of access), and shall not be using, a Substantial Portion for the ordinary conduct of its business.

12. Maintenance and Repairs. Tenant shall maintain the Premises in good and safe condition and Tenant shall be required to make all repairs, replacements and alterations to the non-structural portions of the Premises, including, but not limited to, all lines, apparatus, and equipment relating to utilities from the point they serve the Premises exclusively, whether located inside or outside (including electricity, plumbing, sewerage, HVAC, water, and gas), storefronts or entrances, interior and exterior doors, windows, ceilings, floors and floor coverings, plate glass, sprinklers, fixtures, equipment, Tenant’s personal property, signs, and other systems and equipment exclusively serving the Premises, whether located inside or outside. Landlord shall not provide janitorial services to the Premises. Tenant shall be solely responsible, at Tenant’s sole cost and expense, for performing all janitorial services and other cleaning of the Premises appropriate to maintain the Premises in a first-class manner consistent with the nature of the Project, in a manner and by contractors approved by Landlord (which approval shall not be unreasonably withheld, delayed or conditioned). As provided in Section 11.1, Tenant shall enter into a service contract for the regular maintenance of the HVAC system serving the Premises, (at least quarterly), with service providers reasonably approved by Landlord. Landlord shall repair and maintain the structural and exterior portions and Common Area of the Building and the Project (including the Premises), including roofing and roof membrane, and covering materials; foundations (excluding any architectural slabs, but including any structural slabs); exterior walls; all Building systems to the extent not exclusively serving the Premises including only Common Area electrical, sprinklers, fire life safety; Building system underground utilities and drains, to the extent not maintained by public utility providers (and excluding systems exclusively servicing the Premises which are the responsibility of Tenant); provided, however, that if the need for such repairs arises out of an act or omission of Tenant or Tenant’s specific use of the Premises, in which case Tenant shall make the repairs, or at Landlord’s option, Landlord shall make the repairs at Tenant’s expense. Tenant hereby waives and releases its right to make repairs at Landlord’s expense under any Applicable Laws, or under any similar law, statute, or ordinance now or hereafter in effect. Landlord reserves the right to perform any repairs, replacements or maintenance on the Premises if Tenant fails to comply with its obligations under this Section, the cost of which shall be paid by Tenant to Landlord within ten (10) days after written demand, plus a commercially reasonable administrative fee not to exceed five percent (5%) of the cost of such repairs.

13. Signs. Subject to the other terms and conditions of this Article, Landlord shall, at Landlord’s cost and expense: (i) install Tenant’s name on the lobby directory sign, (ii) install suite entry signage to Tenant’s suite, and (iii) place Tenant’s name on the Building directory sign at the corner of Palomar Airport Road and Hidden Valley Road, in accordance with Landlord’s Building signage program, to the extent approved by the City of Carlsbad. The size, location, and configuration of all signage shall be subject to Landlord’s building standards, and shall be governed by and subject to the rules, regulations and permit requirements of the City of Carlsbad. All of the foregoing rights set forth in this Article shall be personal to DESIGN THERAPEUTICS, INC. and any Permitted Transferee or other entity which is either an assignee or a sublessee of the entire Premises, and no other party shall have any such right. Tenant shall not place or install on or within any portion of the Premises, the exterior of the Building, the Common Area, the Property, or the Project any sign, advertisement, banner, placard, or picture which is visible from the exterior of the Premises, except as expressly allowed pursuant to this Article. Tenant shall not place or install on or within any portion of the Premises, the exterior of the Building, the Common Area, the Property, or the Project any business identification sign which is visible from the exterior of the Premises until Landlord shall have approved in writing and in its reasonable discretion the location, size, content, design, method of attachment and material to be used in the making of such sign; provided, however, that so long as such signs are normal and customary business directional or identification signs within the Building, Tenant shall not be required to obtain Landlord’s approval. Any sign, once approved by Landlord, shall be installed at Tenant’s sole cost and expense and only in strict compliance with Landlord’s approval and any Applicable Laws, using a person approved by Landlord to install same. Landlord may remove any signs (which have not been approved in writing by Landlord), advertisements, banners, placards or pictures so placed by Tenant on or within the Premises, the exterior of the Building, the Common Area, the Property, or the Project and charge to Tenant the cost of such removal, together with any costs incurred by Landlord to repair any damage caused thereby, including any cost incurred to restore the surface (upon which such sign was so affixed) to its original condition. Tenant shall remove all of Tenant’s signs, repair any damage caused thereby, and restore the surface upon which the sign was affixed to its original condition, all to Landlord’s reasonable satisfaction, upon the termination of this Lease. Notwithstanding the signage rights granted to Tenant pursuant to this Article, Landlord reserves and retains the right to place Landlord’s name and/or ownership affiliation in or on the Premises, the Building, the Common Area, the Property, or the Project, or on any of the signs located thereon, as determined in Landlord’s sole discretion.

14. Parking. Tenant shall not, at any time, park or permit to be parked any recreational vehicles, inoperative vehicles or equipment in the Parking Facilities or on any portion of the Project. Tenant agrees to assume responsibility for compliance by its employees and invitees with the parking provisions contained herein. If Tenant or its employees park any vehicle within the Parking Facilities or the Project in violation of these provisions, then Landlord may, upon prior written notice to Tenant giving Tenant two (2) days (or any applicable statutory notice period, if longer than two (2) days) to remove such vehicle(s), in

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addition to any other remedies Landlord may have under this Lease, charge Tenant, as Additional Rent, and Tenant agrees to pay, as Additional Rent, One Hundred Dollars ($100) per day for each day or partial day that each such vehicle is so parked within the Project. Notwithstanding the foregoing, Landlord agrees to waive such charge for the first violation, but not any subsequent violation. Tenant agrees to assume responsibility for compliance by the Tenant or any of its employees, agents, contractors and invitees (collectively with Tenant, the “Tenant Parties” and each a “Tenant Party”) with the parking provisions contained herein. Landlord reserves the right to grant easements and access rights to others for use of the Parking Facilities, provided that such grants do not reduce the number of parking spaces granted to Tenant under Lease or required by law.

15. Alterations/Liens. Tenant shall not make any alterations or improvements, in, to or about the Premises (“Alterations”) without first obtaining the written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed, except that Minor Alterations may be made without Landlord’s consent, but with prior notification to Landlord. “Minor Alterations” are alterations: (i) of a cosmetic nature such as painting, wallpapering, hanging pictures, and installing carpeting; (ii) not visible from outside the Premises; (iii) that do not affect the building systems or the structure of the Project; (iv) that do not require work to be performed inside the walls or above the ceiling of the Premises; and (v) that do not cost more than $50,000. Tenant shall pay promptly when due all charges for labor and materials in connection with any work done by or for Tenant or anyone claiming under Tenant. If Tenant’s Alterations merit Landlord’s supervision, in Landlord’s reasonable discretion, Tenant shall pay to Landlord a logistical construction management or coordination fee not to exceed five percent (5%) of the cost of such Alterations. Tenant shall remove or bond off within thirty (30) days after notice, all liens placed against Landlord’s interest or the Project resulting from any act of Tenant or on Tenant’s behalf or anyone claiming under Tenant (“Liens”), failing which Landlord may remove such Liens and collect all expenses incurred from Tenant as Additional Rent.

16. Indemnification. Tenant shall defend, protect, indemnify and hold harmless Landlord or any fee owner of the Project, and their members, partners, and their respective officers, directors, shareholders, agents, property managers, employees and independent contractors, and Landlord’s lenders (collectively, the “Landlord Parties”) against all losses, costs, claims, liabilities, injuries, expenses (including reasonable legal fees), lawsuits and damages (collectively, “Claims”): (i) claimed to have been caused by or resulting from any act, omission or negligence of a Tenant Party, anyone claiming through the Tenant Parties no matter where occurring, or (ii) occurring in the Premises resulting from Tenant’s use and occupancy thereof; (iii) arising out of any Liens created by or under Tenant, and (iv) arising out of any breaches of any representations or warranties made by Tenant. Tenant hereby assumes all risk of damage to property and injury to persons in, on or about the Premises from any cause whatsoever and Landlord and the Landlord Parties shall not be liable for any injury or any loss or damage to or interference with any merchandise, equipment, fixtures, or other personal property or the business operations of Tenant or anyone claiming through Tenant. To the fullest extent permitted by law, Tenant, on its behalf and on behalf of all Tenant Parties, waives all claims (in law, equity, or otherwise) against Landlord Parties arising out of, knowingly and voluntarily assumes the risk of, and agrees that Landlord Parties shall not be liable to Tenant Parties for any of the following: (a) injury to or death of any person; or (b) loss of, injury or damage to, or destruction of any tangible or intangible property or scientific research, including loss of records kept by Tenant within the Premises the resulting loss of use, economic losses, or resulting damage of any kind from any cause (in each case, regardless of whether such damages are foreseeable). Tenant further waives any claim for injury to Tenant’s business or loss of income relating to any such damage or destruction of personal property as described in this Section. Landlord Parties shall not be liable under this clause even if liability results from any active or passive act, error, omission, or negligence of any of the Landlord Parties; or is based on claims in which liability without fault or strict liability is imposed or sought to be imposed on any of the Landlord Parties. Tenant’s indemnification of Landlord in this Sectoin 16 shall not apply to claims against Landlord Parties to the extent caused by Landlord Parties’ gross negligence, willful misconduct, fraud, willful injury to person or property, or violation of law.

Landlord shall defend, protect, indemnify and hold harmless the Tenant and Tenant’s officers, directors, shareholders, agents, and employees from any and all Claims occurring in, on or about the Common Areas to the extent caused by the gross negligence or willful misconduct of Landlord Parties, provided that the terms of the foregoing indemnity shall not apply to the negligence or willful misconduct of Tenant and shall further be subject to the limitation of Landlord’s liability set forth in the preceding paragraph and shall be subject to waiver of subrogation. The provisions of this Section 16 shall survive the expiration or sooner termination of this Lease with respect to any claims or liability arising in connection with any event occurring prior to such expiration or termination.

17. Hazardous Materials. Tenant shall not use or allow another person or entity to use any part of the Premises and Tenant shall not use any part of the Project for the storage, use, treatment, manufacture or sale of Hazardous Materials in violation of Applicable Laws. If the presence of any Hazardous Material brought onto the Premises or the Project by Tenant or Tenant’s employees, agents, contractors, or invitees results in contamination, Tenant shall promptly take all necessary actions to remove or remediate such Hazardous Materials, at Tenant’s sole expense, to return the Project to the condition that existed before the introduction of such Hazardous Material. Tenant shall first obtain Landlord’s approval of the proposed removal or remedial action. This provision does not limit any other indemnification obligation of Tenant. Landlord shall have the right at all times during the Term of this Lease to inspect the Premises (subject to Section 19 below) and conduct tests and investigations and take samples to determine whether Tenant is in compliance with the provisions of this Article and to request lists of all Hazardous Materials used, stored, or located at the Premises. The cost of all such inspections, tests, and investigations shall

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be borne by Landlord unless such inspections, tests, and investigations reveal a violation of any Applicable Laws by Tenant, its invitees or licensees, in which case such costs shall be borne by Tenant. Upon termination or expiration of this Lease, Tenant shall, at Tenant’s cost, remove any equipment, improvements or storage facilities utilized in connection with any Hazardous Materials and shall clean up, detoxify, repair and otherwise restore the Premises to a condition free of Hazardous Materials, to the extent such condition is caused by Tenant or any assignee or subtenant of Tenant or their respective agents, contractors, employees, licensees or invitees. Tenant shall indemnify, defend, protect and hold harmless the Landlord Parties from and against any and all Claims incurred in connection with or arising from violation of this Article by Tenant, or any person claiming by, through or under Tenant, or of the contractors, agents, employees, licensees or invitees of Tenant. The provisions of this Article shall survive the expiration or sooner termination of this Lease with respect to any Claims in violation of this Article occurring prior to such expiration or termination. “Hazardous Materials” means asbestos, any petroleum fuel and any hazardous or toxic substance, material or waste which is or becomes regulated by any local governmental authority, the State of California or the United States Government, relating to industrial hygiene, environmental protection or the use, analysis, generation, manufacture, storage, disposal or transportation of Hazardous Materials. Notwithstanding the foregoing, Tenant may handle, store, use or dispose of products containing small quantities of Hazardous Materials (such as aerosol cans containing insecticides, toner for copiers, paints, paint remover and the like) to the extent customary for Tenant’s use of the Premises for the Permitted Use; provided, however, Tenant shall handle, store, use, and dispose of any such Hazardous Materials in a safe and lawful manner. The provisions of this Article shall survive the expiration or sooner termination of this Lease with respect to any Claims in violation of this Article occurring prior to such expiration or termination.

Landlord represents and warrants to Tenant that to Landlord’s “actual knowledge” as of the date of this Lease, Landlord has not received notice of any Hazardous Materials in the Premises in amounts or levels that currently violate any environmental law or Applicable Law. As used in this previous sentence, “actual knowledge” means the personal knowledge of Xander Grey, in his capacity as property manager of Landlord, with no duty of investigation or inquiry. Landlord shall indemnify and hold Tenant and Tenant’s employees, agents, successors and assigns harmless from and against any and Claims arising directly from the presence, leakage, escape, emanation, migration or release of any Hazardous Materials originating on, under, or above the Premises that (i) existed before Landlord delivers possession of the Premises to Tenant for which Landlord is responsible for the release of the Hazardous Materials under applicable law, (ii) which were directly caused by Landlord’s gross negligence or willful misconduct or (iii) which migrate thereto through air, water, or soil through no fault of Tenant. With respect to any Hazardous Materials on, under, or above the Premises for which Landlord is not responsible for the release of the Hazardous Materials under applicable law, Landlord shall promptly and diligently pursue its right to corrective action from the responsible third party.

18. Insurance.

18.1 Tenant Insurance. Tenant shall maintain during the Term: (a) a Commercial General Liability insurance policy with respect to the Premises and its appurtenances (including signs) with a limit of not less than Two Million Dollars ($2,000,000) per occurrence and Five Million Dollars ($5,000,000) in the aggregate; (b) physical damage insurance covering Tenant’s personal property, tenant improvements, and plate glass within the Premises; (c) worker’s compensation insurance as required by law; (d) business interruption, loss of income and extra expense insurance, and (e) automobile liability insurance with a limit of not less than One Million Dollars ($1,000,000) per occurrence, and such increased coverage amounts or additional coverages as determined by Landlord, in Landlord’s reasonable discretion from time to time. Additionally, Tenant shall maintain Pollution Legal Liability insurance if Tenant stores, handles, generates or treats Hazardous Materials, as determined solely by Landlord in its commercially reasonable discretion, on or about the Premises with a limits of not less than One Million Dollars ($1,000,000) per occurrence and Two Million Dollars ($2,000,000) in the aggregate extending for a period of two (2) years following the earlier of the expiration or termination or the Lease Term. Such coverage shall include bodily injury, sickness, disease or death sustained by any person; property damage including physical injury to or destruction of tangible property including the resulting loss of use thereof, clean-up costs, and the loss of use of tangible property that has not been physically injured or destroyed; and defense costs, charges and expenses incurred in the investigation, adjustment or defense of claims for such compensatory damages and shall apply to both sudden and non-sudden pollution conditions including the discharge, dispersal, release or escape of smoke, vapors, soot, fumes, acids, alkalis, toxic chemicals, liquids or gases, waste materials or other irritants, contaminants or pollutants into or upon land, the atmosphere or any watercourse or body of water. All of Tenant’s insurance shall (i) be provided by an insurance company having a “Best Rating” of A-/VIII or better, (ii) provide for a waiver of any right of recovery by way of subrogation against Landlord in the event of any loss, (iii) provide a thirty (30) day written notice to Landlord prior to cancellation or material change of coverage; (iv) contain a cross liability endorsement or severability of interest clause reasonably acceptable to Landlord; (v) contain an endorsement naming Landlord, Landlord’s mortgagees and joint partners or affiliates if any, and any other parties-in-interest designated by Landlord as additional insureds; (vi) contain an endorsement stating “such insurance as is afforded by this policy for the benefit of Landlord and any other additional insured shall be primary as respects any liability or claims arising out of the occupancy of the Premises by the Tenant, or Tenant’s operations and any insurance carried by Landlord, or any other additional insured shall be non-contributory”; (vii) with respect to improvements or alterations permitted under this Lease, contain a contingent liability and builders risk insurance in amounts reasonably satisfactory to Landlord; and (viii)

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contain an endorsement allocating to the Premises the full amount of liability limits required by this Lease. Insurance claims on Tenant’s insurance shall be on an “occurrence basis.” “Claims-Made” forms shall not be acceptable. In addition, Tenant shall reimburse Landlord for all of Landlord’s costs incurred in procuring insurance attributable to any special endorsement or increase in premium resulting from the business or operations of Tenant, and any special or extraordinary risks or hazards resulting therefrom, including without limitation, any risks or hazards associated with the generation, storage and disposal of medical waste. Prior to the Lease Commencement Date and annually thereafter, Tenant shall provide Landlord with a Certificate of Insurance naming Landlord and any other party specified by Landlord as additional insureds. Landlord and Tenant hereby release the other and all other persons claiming under it from any and all liability for loss or damage to property, even if such loss or damage is caused by the fault or negligence of the other or of any persons claiming under the other. Tenant’s failure to deliver the policies or certificates, within thirty (30) days after receipt of written notice from Landlord, shall constitute an Event of Default and shall entitle Landlord, at Landlord’s option, to purchase the above required insurance at then prevailing market rates, and Tenant shall pay Landlord on demand the costs thereof plus a commercially reasonable administrative fee of five percent (5%) of such costs. All policies of insurance required of Tenant shall have terms of not less than one (1) year.

18.2 Landlord Insurance. Landlord shall maintain during the Term insurance coverage in such amounts that are required by any mortgagee of the Project or greater amounts if Landlord deems prudent. The cost of Landlord’s insurance shall be included in Operating Expenses.

19. Access to Premises. Landlord and its agents may enter the Premises at any reasonable time upon no less than 24 hours advance notice to Tenant (except in the case of an apparent or actual emergency or in response to a repair, in which cases no notice would be required) to: (a) during the last nine (9) months of the Term, place upon the Premises “For Lease” signs; (b) permit current or prospective lenders or purchasers or Landlord’s contractors to inspect the Premises, or (c) to exercise any of Landlord’s other rights under this Lease. Tenant shall not be entitled to any remedy for interruption of Tenant’s business or any other claims arising out of Landlord’s entry rights and waives the right to pursue any such claim, including without limitation, any abatement or set off of Rent. Landlord shall, whenever possible, enter the Premises and perform such activities during non-business hours of Tenant, and in all cases Landlord (and its agents, representatives, and contractors) shall use all reasonable efforts to minimize interruption to the operation of Tenants business. Landlord shall promptly repair any damage caused to the Premises by any repairs or other work performed by or on behalf of Landlord, including cleaning any construction debris.

20. Destruction of Premises. In the event that either (a) the Premises, or (b) a substantial portion of the Project are materially damaged and rendered untenantable during the Term of this Lease by fire or other casualty, Landlord shall have the option, upon written notice to Tenant within ninety (90) days after Landlord receives notice of the damage, to either terminate the Lease, in which case the Lease shall end on the date Tenant receives Landlord’s notice, or restore the damage, in which case the Lease shall continue, and during such period of restoration there shall be a fair and equitable proportionate abatement of all Rent. Notwithstanding anything contained in this Lease to the contrary, in the event the structure of the Premises is substantially damaged (50% of the replacement cost or more) as a result of fire or other casualty, to the extent that Tenant cannot reasonably operate its business (a “Casualty Event”), Landlord shall, within sixty (60) days following the date of the damage, cause a contractor or architect selected by Landlord to give notice (the “Restoration Notice”) to Tenant of the date by which such contractor or architect believes the restoration of the Premises shall be substantially completed. If the Restoration Notice shall indicate that the restoration shall not be substantially completed on or before the date which shall be six (6) months following the date of such Restoration Notice, Tenant shall have the right to terminate this Lease by giving written notice to Landlord (“Termination Notice”) not later than thirty (30) days following receipt of the Restoration Notice. In addition, should Tenant not provide a Termination Notice, but Landlord has not substantially restored the Premises to the extent it is required to do so under the Lease within six (6) months after the date of the Restoration Notice, Tenant shall have the right to terminate the Lease by providing a Termination Notice to Landlord within thirty (30) days after such six (6) month period. However, if Landlord substantially completes its work and delivers the Premises to Tenant within this thirty (30) day period, Tenant’s Termination Notice shall be deemed null and void and the Lease shall continue in full force and effect. If this Lease is terminated pursuant to this Article, Rent shall be apportioned as of the termination date. The provisions of this Lease, including this Article, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Project, and any statute or regulation, with respect to any rights or obligations concerning damage or destruction in the absence of an express agreement between the parties, and any other statute or regulation, now or hereafter in effect, shall have no application to this Lease or any damage or destruction to all or any part of the Project. Notwithstanding the foregoing, if any casualty or damage is caused or contributed to by Tenant, or anyone acting on behalf of Tenant, Tenant shall have no right to terminate this Lease and no right to abated Rent during the restoration period.

21. Eminent Domain. If any part of the Premises shall be taken by eminent domain, this Lease shall terminate on the date when title vests pursuant to such taking. If a substantial portion of the Project (including the Premises) is taken, and Landlord has not elected to restore the portions so taken by written notice to Tenant within thirty (30) days after such taking, either party shall have the right to terminate this Lease. If this Lease is terminated pursuant to this Article, Rent shall be apportioned as of the termination date. Tenant shall not be entitled to any part of the award for such taking or any payment in lieu thereof. Nothing contained in this Section shall be deemed to prevent Tenant from making a separate

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claim in any condemnation proceedings for the value of any Tenant’s property included in such taking, and for any moving expenses, so long as Landlord’s award is not reduced thereby.

22. Default.

22.1 Event of Default. Tenant shall be in default of its obligations under this Lease if any of the following events occur (“Event(s) of Default”):

(1) Tenant shall have failed to pay Base Rent or any Additional Rent within three (3) business days of notice from Landlord, which notice shall be in lieu of and not in addition to any statutory notices; or

(2) Tenant shall have done or permitted to be done any act, use or thing in its use, occupancy or possession of the Premises or the Building or the Common Area which is prohibited by the terms of this Lease; or

(3) Tenant shall have failed to perform any term, covenant or condition of this Lease (except those requiring the payment of Base Rent or Additional Rent, which failures shall be governed by Section (1) above) within the shorter of (i) any specific time period expressly provided under this Lease for the performance of such term, covenant or condition, or (ii) thirty (30) days after written notice from Landlord to Tenant specifying the nature of such failure and requesting Tenant to perform same; or

(4) (i) Tenant shall have sublet the Premises or assigned or encumbered its interest in this Lease in violation of the provisions contained in Article 27, or (ii) any guarantor shall have assigned or delegated its rights or obligations under the applicable guaranty without first obtaining Landlord’s written consent if and as required by the terms of the applicable guaranty, in either case (i) or (ii), whether voluntarily or by operation of law; or

(5) Tenant shall have abandoned the Premises as provided in Civil Code Section 1951.35; or

(6) Tenant or any guarantor of this Lease shall have permitted or suffered the sequestration or attachment of, or execution on, or the appointment of a custodian or receiver with respect to, all or any substantial part of the property or assets of Tenant (or such guarantor) or any property or asset essential to the conduct of Tenant’s (or such guarantor’s) business, and Tenant (or such guarantor) shall have failed to obtain a return or release of the same within thirty (30) days thereafter, or prior to sale pursuant to such sequestration, attachment or levy, whichever is earlier; or

(7) Tenant or any guarantor of this Lease shall have made a general assignment of all or a substantial part of its assets for the benefit of its creditors; or

(8) Tenant or any guarantor of this Lease shall have allowed (or sought) to have entered against it a decree or order which: (i) grants or constitutes an order for relief, appointment of a trustee, or condemnation or a reorganization plan under the bankruptcy laws of the United States; (ii) approves as properly filed a petition seeking liquidation or reorganization under said bankruptcy laws or any other debtor’s relief law or similar statute of the United States or any state thereof; or (iii) otherwise directs the winding up or liquidation of Tenant; provided, however, if any decree or order was entered without Tenant’s consent or over Tenant’s objection, Landlord may not terminate this Lease pursuant to this Section if such decree or order is rescinded or reversed within thirty (30) days after its original entry; or

(9) Tenant or any guarantor of this Lease shall have availed itself of the protection of any debtor’s relief law, moratorium law or other similar law which does not require the prior entry of a decree or order.

22.2 Landlord’s Remedies. In the Event of Default by Tenant, and without limiting Landlord’s right to indemnification as provided in Section 16 above, Landlord shall have the following remedies, in addition to all other rights and remedies provided by law or otherwise provided in this Lease, to which Landlord may resort cumulatively, or in the alternative:

(1) Landlord may, at Landlord’s election, keep this Lease in effect and enforce, by an action at law or in equity, all of its rights and remedies under this Lease including, without limitation, (i) the right to recover the Rent and other sums as they become due by appropriate legal action, (ii) the right to make payments required by Tenant, or perform Tenant’s obligations and be reimbursed by Tenant for the cost thereof with interest at a rate equal to the Default Rate from the date the sum is paid by Landlord until Landlord is reimbursed by Tenant, and (iii) the remedies of injunctive relief and specific performance to prevent Tenant from violating the terms of this Lease and/or to compel Tenant to perform its obligations under this Lease, as the case may be.

(2) Landlord may, at Landlord’s election, terminate this Lease by giving Tenant written notice of termination, in which event this Lease shall terminate on the date set forth for termination in such notice, in which event Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails to do so, Landlord may, without prejudice to any other remedy which it may have for possession or arrearages in Rent, enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying the Premises or any part thereof, without being liable

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for prosecution or any claim or damages therefor. Any termination under this Section shall not relieve Tenant from its obligation to pay to Landlord all Base Rent and Additional Rent then or thereafter due, or any other sums due or thereafter accruing to Landlord, or from any claim against Tenant for damages previously accrued or then or thereafter accruing. In no event shall any one or more of the following actions by Landlord, in the absence of a written election by Landlord to terminate this Lease constitute a termination of this Lease:

(i) Appointment of a receiver or keeper in order to protect Landlord’s interest hereunder;

(ii) Consent to any subletting of the Premises or assignment of this Lease by Tenant, whether pursuant to the provisions hereof or otherwise; or

(iii) Any action taken by Landlord or its partners, principals, members, officers, agents, employees, or servants, which is intended to mitigate the adverse effects of any breach of this Lease by Tenant, including, without limitation, any action taken to maintain and preserve the Premises on any action taken to relet the Premises or any portion thereof for the account at Tenant and in the name of Tenant.

(3) Landlord may, at Landlord’s election, accelerate the payment of all Base Rent and Additional Rent due from Tenant under this Lease.

(4) In the event Tenant breaches this Lease and abandons the Premises, Landlord may terminate this Lease, but this Lease shall not terminate unless Landlord gives Tenant written notice of termination. If Landlord does not terminate this Lease by giving written notice of termination, Landlord may enforce all its rights and remedies under this Lease, including the right and remedies provided by California Civil Code Section 1951.4 (“lessor may continue lease in effect after lessee’s breach and abandonment and recover rent as it becomes due, if lessee has right to sublet or assign, subject only to reasonable limitations”), as in effect on the Effective Date of this Lease.

(5) In the event Landlord terminates this Lease, Landlord shall be entitled, at Landlord’s election, to the rights and remedies provided in California Civil Code Section 1951.2, as in effect on the Effective Date of this Lease. For purposes of computing damages pursuant to Section 1951.2, an interest rate equal to the Default Rate shall be used. Such damages shall include, without limitation:

(i) The worth at the time of the award of any unpaid Rent which had been earned at the time of termination; plus

(ii) The worth at the time of award of the amount by which the unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

The worth at the time of award of the amount by which the unpaid Rent for the balance of the Lease Term after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided, computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco, at the time of award plus one percent (1%) plus

(iii) Any other amount necessary to compensate Landlord for all detriment proximately caused by Tenant’s failure to perform Tenant’s obligations under this Lease, or which in the ordinary course of things would be likely to result therefrom, including without limitation, the following: (i) expenses for cleaning, repairing or restoring the Premises, (ii) expenses for altering, remodeling or otherwise improving the Premises for the purpose of reletting, including removal of existing leasehold improvements and/or installation of additional leasehold improvements (regardless of how the same is funded, including reduction of rent, a direct payment or allowance to a new tenant, or otherwise), (iii) broker’s fees allocable to the remainder of the term of this Lease, advertising costs and other expenses of reletting the Premises; (iv) costs of carrying and maintaining the Premises, such as taxes, insurance premiums, utility charges and security precautions, (v) expenses incurred in removing, disposing of and/or storing any of Tenant’s personal property, inventory or trade fixtures remaining therein; (vi) reasonable attorney’s fees, expert witness fees, court costs and other reasonable expenses actually incurred by Landlord (but not limited to taxable costs) in retaking possession of the Premises, establishing damages hereunder, and releasing the Premises; and (vii) any other expenses, costs or damages otherwise incurred or suffered as a result of Tenant’s default; plus

(6) The unamortized amount of the cost of the Tenant Improvements or any other tenant improvement allowance paid or credited by Landlord to Tenant pursuant to this Lease or the Work Letter; plus

(7) Intentionally Deleted.

(8) Pursuant to California Code of Civil Procedure Section 1161.1, Landlord may accept a partial payment of Rent after serving a notice pursuant to California Code of Civil Procedure Section 1161, and may without further notice to the Tenant, commence and pursue an action to recover the difference between the amount demanded in that notice and the payment actually received. This acceptance of such a partial payment of Rent does not constitute a waiver of any rights, including any right

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the Landlord may have to recover possession of the Premises. Further, Tenant agrees that any notice given by Landlord pursuant to Article 36 of the Lease shall satisfy the requirements for notice under California Code of Civil Procedure Section 1161, and Landlord shall not be required to give any additional notice in order to be entitled to commence an unlawful detainer proceeding.

(9) Additionally, any agreement for free or abated Rent or other charges, or for the giving or paying by Landlord to or for Tenant of any cash or other bonus, inducement or consideration for Tenant’s entering into this Lease, or any improvement or moving allowances (including the Tenant Improvement Allowance), all of which concessions are hereinafter referred to as “Inducement Provisions”, shall be deemed conditioned upon Tenant’s full and faithful performance of all of the terms, covenants and conditions of this Lease. Upon breach of this Lease by Tenant, any such Inducement Provision shall automatically be deemed deleted from this Lease and of no further force or effect, and the unamortized portions of any rent, other charge, bonus, inducement or consideration theretofore abated, given or paid by Landlord under such an Inducement Provision (amortized over the initial Term of the Lease) shall be immediately due and payable by Tenant to Landlord, notwithstanding any subsequent cure of such breach by Tenant.

22.3 Landlord’s Default And Tenant’s Remedies. In the event Landlord fails to perform its obligations under this Lease, Landlord shall nevertheless not be in default under the terms of this Lease until such time as Tenant shall have first given Landlord written notice specifying the nature of such failure to perform its obligations, and then only after Landlord shall have had thirty (30) days following its receipt of such notice within which to perform such obligations; provided that, if longer than thirty (30) days is reasonably required in order to perform such obligations, Landlord shall have such longer period. In the event of Landlord’s default as above set forth, then, and only then, Tenant may then proceed in equity or at law to compel Landlord to perform its obligations and/or to recover damages proximately caused by such failure to perform (except as and to the extent Tenant has waived its right to damages as provided in this Lease).

22.4 Limitation Of Tenant’s Recourse. Tenant’s sole recourse against Landlord shall be to Landlord’s interest in the Project. If Landlord is a corporation, trust, partnership, joint venture, limited liability company, unincorporated association, or other form of business entity, Tenant agrees that (i) the obligations of Landlord under this Lease shall not constitute personal obligations of the officers, directors, trustees, partners, joint venturers, members, managers, owners, stockholders, or other principals of such business entity, and (ii) Tenant shall have recourse only to the interest of such corporation, trust, partnership, joint venture, limited liability company, unincorporated association, or other form of business entity in the Building and the Common Area for the satisfaction of such obligations and not against the assets of such officers, directors, trustees, partners, joint venturers, members, managers, owners, stockholders or principals. Tenant hereby waives all claims against Landlord for consequential, special, indirect or punitive damages allegedly suffered by Tenant, including lost profits and business interruption. Additionally, if Landlord is a partnership or limited liability company, then Tenant covenants and agrees:

(1) No partner, manager, or member of Landlord shall be sued or named as a party in any suit or action brought by Tenant with respect to any alleged breach of this Lease (except to the extent necessary to secure jurisdiction over the partnership or limited liability company and then only for that sole purpose);

(2) No service of process shall be made against any partner, manager, or member of Landlord except for the sole purpose of securing jurisdiction over the partnership; and

(3) No writ of execution will ever be levied against the assets of any partner, manager, or member of Landlord other than to the extent of his or her interest in the assets of the partnership or limited liability company constituting Landlord.

Tenant further agrees that each of the foregoing covenants and agreements shall be enforceable by Landlord and by any partner or manager or member of Landlord and shall be applicable to any actual or alleged misrepresentation or nondisclosure made regarding this Lease or the Premises or any actual or alleged failure, default or breach of any covenant or agreement either expressly or implicitly contained in this Lease or imposed by statute or at common law.

22.5 Tenant’s Waiver. Landlord and Tenant agree that the provisions of Section 23.4 above are intended to supersede and replace the provisions of California Civil Code Sections 1932(1), 1941 and 1942, and accordingly, to the extent permitted by Applicable Law, Tenant hereby waives the provisions of California Civil Code Sections 1932(1), 1941 and 1942 and/or any similar or successor law regarding Tenant’s right to terminate this Lease or to make repairs and deduct the expenses of such repairs from the rent due under this Lease. In addition, Landlord and Tenant hereby expressly waive any right to require that any dispute under this Lease be heard before a jury.

23. Surrender. Immediately prior to the expiration or upon the sooner termination of this Lease, the expiration or termination of the Lease, Tenant shall surrender the Premises broom clean, in the same good condition as delivered to Tenant, reasonable wear and tear excepted, and free from all Hazardous Materials. Tenant shall remove any Alterations, except to the extent that Landlord shall have notified in writing at the time the Alterations were completed that such Alterations need not be removed. Tenant shall remove Tenant’s personal property, signage, furniture, fixtures, and equipment set forth on the list attached hereto as Exhibit “G” (“Tenant’s Personal Property”). Tenant shall not remove any of the initial Tenant Improvements, nor shall Tenant remove fixtures or equipment that are not listed on Exhibit

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“G”, it being understood that such equipment and fixtures are integral parts of the Premises and shall remain the property of the Landlord. No act or thing done by Landlord or any agent or employee of Landlord during the Lease Term or at the expiration of the Lease Term shall be deemed to constitute an acceptance by Landlord of a surrender of the Premises unless such intent is specifically acknowledged in a writing signed by Landlord. Tenant shall repair all damage to the Premises, the exterior of the Building and the Common Area caused by Tenant’s removal of Tenant’s Personal Property and Alterations. Tenant shall repair or replace all stained or damaged ceiling tiles, wall coverings, windows, interior glass, and floor coverings in the Premises to the reasonable satisfaction of Landlord. Tenant shall repair all damage caused by Tenant to the exterior surface of the Building and the paved surfaces of the Common Area and, where necessary, replace or resurface same. If Landlord elects by written notice to Tenant not later than ten (10) days prior to the termination or expiration of the Term to require Tenant to surrender Tenant’s telecommunications wiring and cabling, then Tenant shall leave the same in good condition and repair and labeled and/or coded sufficiently so that Landlord can readily determine the origin, destination and function of the wires and cables. Tenant shall patch and refinish, to Landlord’s reasonable satisfaction, all penetrations made by Tenant or its employees to the floor, walls or ceiling of the Premises, whether such penetrations were made with Landlord’s approval or not. If the Premises are not surrendered to Landlord in the condition required by this Section at the expiration or sooner termination of this Lease, Landlord may, at Tenant’s expense, perform such removal, repairs and replacements not so made. Tenant shall be liable to Landlord for all costs incurred by Landlord in returning the Premises, the Building and the Common Area to the required condition, together with interest on all costs so incurred from the date paid by Landlord at the Default Rate until paid. Tenant shall pay to Landlord the amount of all costs so incurred plus such interest thereon, within ten (10) days of Landlord’s billing Tenant for same. Notwithstanding the foregoing, Landlord may consent (in its sole and absolute discretion, which consent may be withheld for any reason or no reason) to accept a cash payment from Tenant in lieu of Tenant completing all or any portion of the work required pursuant to this Article, such consent to be in a written notice specifying the work from which Tenant shall be excused. Tenant shall indemnify Landlord against loss or liability resulting from delay by Tenant in surrendering the Premises, including, without limitation, any claims made by any succeeding Tenant or any losses to Landlord with respect to lost opportunities to lease to succeeding tenants.

At least thirty (30) days prior to Tenant’s surrender of possession of any part of the Premises, Tenant shall provide Landlord with a facility decommissioning and Hazardous Materials closure plan for the Premises (“Exit Survey”) prepared by an independent third-party state-certified professional with appropriate expertise, which Exit Survey must be reasonably acceptable to Landlord. The Exit Survey shall comply with the American National Standards Institute’s Laboratory Decommissioning guidelines (ANSI/ASSE Z9.11-2016) or any successor standards published by ANSI or any successor organization (or, if ANSI and its successors no longer exist, a similar entity publishing similar standards). In addition, at least ten (10) days prior to Tenant’s surrender of possession of any part of the Premises, Tenant shall (a) provide Landlord with written evidence of all appropriate governmental releases obtained by Tenant in accordance with Applicable Laws, including laws pertaining to the surrender of the Premises, (b) place Laboratory Equipment Decontamination Forms on all decommissioned equipment to assure safe occupancy by future users and (c) conduct a site inspection with Landlord. In addition, Tenant agrees to remain responsible after the surrender of the Premises for the remediation of any recognized environmental conditions set forth in the Exit Survey and comply with any recommendations set forth in the Exit Survey and shall be considered a holdover tenant until such time as the Tenant has remediated and complied with the requirements of this Section. Tenant’s obligations under this Section shall survive the expiration or earlier termination of the Lease.

24. Holdover. Tenant acknowledges that if Tenant holds over without Landlord’s consent, such holding over may compromise or otherwise affect Landlord’s ability to enter into new leases with prospective tenants regarding the Premises. Therefore, if Tenant fails to surrender the Premises within thirty (30) days of the termination or expiration of this Lease, in addition to any other liabilities to Landlord accruing therefrom, Tenant shall protect, defend, indemnify and hold Landlord harmless from and against all Claims resulting from such failure, including, without limiting the generality of the foregoing, any claims made by any succeeding Tenant founded upon such failure to surrender, and any losses suffered by Landlord, including lost profits, resulting from such failure to surrender. If Tenant or anyone claiming under Tenant remains in possession of the Premises after the expiration of the Lease Term, that person shall be a tenant at sufferance, and during such period, Base Rent shall be one and one-half times the rate which was in effect immediately prior to the Lease Term expiration, which Landlord may collect without admission that Tenant’s estate is more than a tenancy at sufferance, and all the provisions of this Lease shall apply as the same are applicable to a tenancy at sufferance.

25. Subordination. This Lease is and shall be subject and subordinate to (a) all underlying leases and all security instruments now or hereafter affecting such leases, (b) all mortgages or other security instruments now or hereafter affecting the fee title of the Project, (c) all documents and agreements of record affecting the Project, and (d) all renewals, modifications, and extensions of any such underlying leases, mortgages and/or other security instruments and documents of record. This clause shall be self-operative and no further instrument of subordination shall be required, but Tenant agrees to execute promptly any instrument that may be reasonably requested. If Landlord transfers its interest in the Premises, or proceedings are brought for foreclosure of any such mortgage or in case of sale in lieu thereof, or termination of any such underlying lease, Tenant shall, if requested, attorn to such transferee and execute instruments acknowledging the attornment. Upon Landlord obtaining any financing of the Project after the date hereof, Landlord will request the mortgagee to execute a subordination, non-disturbance agreement (the “SNDA”), on the mortgagee’s standard form, which would state, inter alia, that in the event of foreclosure or deed in lieu of foreclosure, for so long as Tenant is not in default beyond applicable notice and cure periods, this Lease shall be recognized and Tenant’s occupancy shall not be disturbed. Landlord

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will make this request as an accommodation to Tenant, but Landlord makes no representation or warranty that the SNDA will be obtained, and Tenant shall have no rights, nor shall any provision of this Lease be affected, in the event Landlord is unsuccessful in obtaining the SNDA. Landlord represents to Tenant that there is currently a mortgage on the Project, Landlord is not in default thereunder, and there is no foreclosure proceedings pending or threatened against the Project.

26. Assignment and Subletting.

26.1 Prohibited Transfers. Tenant shall not, whether voluntarily or by operation of law or otherwise: (a) assign, mortgage, pledge, hypothecate, or otherwise transfer or encumber any of its interest in Tenant, this Lease or the Premises, in any manner, nor (b) sublet, license or permit occupancy by any other person of any portion of the Premises (all of the foregoing are collectively called a “Transfer”), except for a Permitted Transfer, without obtaining on each occasion the prior written consent of Landlord, which shall not be unreasonably withheld, delayed or conditioned. In the event Tenant desires to engage in a Transfer, Tenant shall give Landlord written notice (“Transfer Notice”) containing: (i) the name and address of the proposed assignee, subtenant or occupant (the “Proposed Transferee”), (ii) current financial and other information with respect to the financial ability, operating experience, and business reputation of the Proposed Transferee, and Landlord agrees to execute a non-disclosure agreement reasonably acceptable to the Proposed Transferee and Landlord as a condition to receipt of such information if reasonably requested by Tenant, (iii) true and complete copies of all the documents and agreements related to the Transfer, and (iv) payment of Landlord’s administrative fee equal to One Thousand Five Hundred Dollars ($1,500) and reasonable attorneys’ fees actually incurred in reviewing the proposed Transfer, not to exceed Two Thousand Dollars ($2,000). Within ten (10) business days after Landlord’s receipt of the Transfer Notice, Landlord shall elect by written notice to Tenant (“Landlord’s Notice”) to either: (1) consent to the proposed Transfer to the Proposed Transferee; (2) deny its consent to such proposed Transfer; or (3) terminate this Lease, provided if Landlord desires to terminate the Lease, Tenant shall have the right to revoke such proposed Transfer and continue the Lease in full force and effect. In the event Landlord shall elect to terminate this Lease: (i) the Lease shall expire on the date which is specified in the Landlord’s Notice, which date will not be less than thirty (30) days after the date of Landlord’s Notice; (ii) Tenant shall be released from all liability which accrues under the Lease after the latter of (the “Release Date”): (1) the date Tenant surrenders possession of the Premises to the Landlord in the condition required by this Lease, or (2) the date set forth in Landlord’s Notice to Tenant that it has elected to terminate this Lease (other than indemnities and obligations of Tenant which expressly survive termination of this Lease, as set forth herein). Tenant shall be required to pay all Rent, which accrues under the Lease through the Release Date. In any assignment the assignee must assume this Lease in writing on a form reasonably acceptable to Landlord, Tenant and such Proposed Transferee. Notwithstanding any Transfer, Tenant shall not be released from any obligations, liabilities or covenants under this Lease. In any Transfer the Premises shall be used for the Permitted Use only. If any person other than Tenant shall pay Rent for the Premises, Landlord may accept the Rent as having been paid on behalf of Tenant and not be deemed to have consented to that person occupying the Premises. In no event shall Tenant be released or relieved from any of its liabilities or obligations under the Lease. In the event of any Transfer, Tenant shall pay to Landlord one-half of any transfer premium, which means all Rent, including Additional Rent or other consideration payable by such transferee in connection with the Transfer that is in excess of the Rent payable by Tenant under this Lease after deducting the actual and reasonable expenses (including but not limited to legal, advertising and brokerage fees) incurred by Tenant in procuring such transferee.

26.2 Permitted Transfers. If Tenant is a corporation, a partnership or other non-incorporated entity, Tenant may, without Landlord’s consent, assign Tenant’s interest in this Lease or sublease the Premises to (1) any Affiliate (as defined below) of Tenant; (2) any parent of Tenant; (3) any Affiliate of Tenant’s parent corporation of which such parent owns a controlling interest; (4) any entity which Tenant has acquired; and (5) any corporation or other entity into which Tenant merges or consolidates or which purchases all or substantially all of the assets or stock of Tenant or its Affiliate (each, a “Permitted Transfer”); provided that in the instance of any Permitted Transfer, (i) the resulting entity has a net worth at least equal to Tenant’s net worth as of the date of this Lease or the date of transfer (whichever is greater), (ii) at least ten (10) business days prior to the effective date of the Permitted Transfer, the party to whom the Permitted Transfer is made shall execute and deliver to Landlord an instrument pursuant to which such transferee shall assume and shall be bound by all obligations of Tenant for payment of all amounts of Rent and other sums and the performance of all covenants required by Tenant pursuant to this Lease, including a verbatim reaffirmation and restatement of the confession of judgment provisions contained in this Lease, (iii) any sublease shall expressly state that it is subject and subordinate to this Lease, (iv) not less than ten (10) business days prior to the effective date of the Transfer, Tenant shall provide Landlord with such evidence as Landlord may reasonably require to establish that the Transfer meets the requirements of a Permitted Transfer, (v) Tenant shall not be released from its obligations under this Lease; (vi) Landlord may require to have either Tenant’s ultimate parent company or the proposed transferee’s, assignee’s or sublessee’s ultimate parent company provide a guaranty of the applicable entity’s obligations under this Lease, in a form acceptable to Landlord, which guaranty shall be executed and delivered to Landlord by the applicable guarantor prior to the transfer date and as a condition to the effectiveness of such transfer; (vii) Tenant shall reimburse Landlord for Landlord’s actual costs and expenses, including reasonable attorneys’ fees, charges and disbursements incurred in connection with the review, processing and documentation of such request; and (viii) Tenant shall not then be in default in any respect after receipt of written notice (i.e., Tenant must cure any noticed default before exercising any Permitted Transfer). “Affiliate” means, as to any designated person or entity, any person or entity which controls, is controlled by, or is under common control with, such designated person or entity. Tenant shall not be allowed to transfer its interest under this Lease as part of a fraud or subterfuge to intentionally avoid its obligations under this Lease (for example, transferring its interest to a shell corporation that subsequently files a

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bankruptcy), and any such transfer shall constitute an Event of Default hereunder. Any change in control of Tenant resulting from a merger, consolidation, or a transfer of partnership or membership interests, a stock transfer, or any sale of substantially all of the assets of Tenant that do not meet the requirements of this Section shall be deemed a Transfer that requires Landlord’s prior written consent.

27. Exculpation. Tenant agrees it will look solely to Landlord’s estate in the Project and proceeds from Landlord’s insurance required to be carried hereunder (if applicable), subject to the rights of the holder of any mortgage thereon, as the sole asset for collection of any claim, judgment or damages sought by Tenant. Neither Landlord, nor any of the Landlord Parties shall have any personal liability therefor, and Tenant hereby expressly waives and releases such personal liability on behalf of itself and all persons claiming by, through or under Tenant.

28. Relocation. Landlord shall not relocate the Premises without Tenant’s consent.

29. Estoppel Certificates. Within ten (10) days following written notice, Tenant shall deliver to Landlord a signed Estoppel Certificate in the form of Exhibit “E” (or such other form as may be reasonably required by a lender or potential purchaser of the Project). If Tenant fails to deliver an Estoppel Certificate to Landlord after such ten (10) days expire, Landlord shall provide Tenant a second written notice and Tenant shall deliver the signed Estoppel Certificate within five (5) days following the second written notice (“Second Notice Period”). Failure to deliver the Estoppel Certificate within the Second Notice Period shall be deemed an Event of Default, without any further notice or cure rights, and in addition to all other remedies available to Landlord, Landlord may impose a charge of $50 per day for each day after expiration of the Second Notice Period. The parties acknowledge that if the Tenant fails to timely deliver an Estoppel Certificate, Landlord will suffer damages that would be extremely difficult to determine (such as negatively affecting the sale or financing of the Project), and that the foregoing late charge is a reasonable estimate of such damages, not a penalty.

30. General Contract Provisions. This Lease together with its exhibits, contains the entire agreement between the parties. No oral or written statements or representations not contained in this Lease shall have any force or effect. This Lease cannot be modified or terminated orally, but only by a writing signed by Landlord and Tenant, except for a termination expressly permitted by this Lease. If more than one party executes this Lease as “Tenant,” the liability of all such signatories shall be joint and several. This Lease may be executed in any number of counterparts, each of which shall be an original and all of which shall be one and the same instrument. Any counterpart of this Lease may be delivered via facsimile, email (.pdf format) or other electronic transmission, and shall be legally binding upon the parties hereto to the same extent as originals. Neither this Lease nor any memorandum, thereof shall be recorded in any public records. If any provision of this Lease shall be declared by a court to be invalid, the remainder of this Lease shall not be affected, provided the intent of the parties can still be effectuated. Each of Landlord and Tenant represents that the person signing this document on behalf of such party represents (by such signature) that he or she has been duly authorized by such party to execute this document and that such signature creates a binding obligation of such party. This Lease is binding upon the heirs, assigns and successors in interest to the parties. Tenant shall pay Landlord a Fifty Dollar ($50.00) charge for each returned check. The captions of Articles and Sections are for convenience only and shall not be deemed to limit, construe, affect or alter the meaning of such Articles and Sections. Time is of the essence of this Lease and each of its provisions. This Lease shall be construed and enforced in accordance with the laws of the state or commonwealth in which the Premises are located. Tenant acknowledges that the content of this Lease and any related documents are confidential information and shall keep such confidential information strictly confidential and shall not disclose such confidential information to any person or entity other than Tenant’s financial, legal, accounting, real estate and space planning consultants, respectively, or as otherwise required by law. Tenant shall deliver to Landlord within thirty (30) days a current financial statement and financial statements of the two (2) years prior to the current financial statement year.

31. Transfer of Landlord’s Interest. Tenant acknowledges that Landlord has the right to transfer all or any portion of its interest in the Project or this Lease, and Tenant agrees that in the event of any such transfer and a transfer of the Security Deposit, if applicable, Landlord shall automatically be released from all liability under this Lease and Tenant agrees to look solely to such transferee for the performance of Landlord’s obligations hereunder after the date of transfer.

32. Force Majeure. Any prevention, delay or stoppage due to strikes, lockouts, labor disputes, acts of God, inability to obtain services, labor, or materials or reasonable substitutes therefor, governmental actions, civil commotions, fire or other casualty, any restrictions, shutdowns, closures, or shortages related to COVID-19 or any similar viruses, epidemics or pandemics, or other emergency and other causes beyond the reasonable control of the party obligated to perform (collectively, the “Force Majeure”). If this Lease specifies a time period for performance of an obligation of either party, that time period shall be extended by the period of any delay in such party’s performance caused by a Force Majeure. The provisions of this Article shall not be applicable at all to excuse or permit delay of the time for Tenant (a) to pay Rent or other money, (b) or any occupant of the Premises to vacate, surrender and deliver exclusive possession of the Premises to Landlord when and as required by Landlord, or (c) to obtain and maintain insurance policies.

33. Attorneys’ Fees. In the event of any commencement of legal action to enforce the provisions of this Lease, the substantially prevailing party shall be entitled to recover from the other party such costs and reasonable attorneys’ fees as may have been incurred, including any and all costs incurred in enforcing, perfecting and executing such judgment.

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34. Quiet Enjoyment. Subject to all mortgages, encumbrances, easements and underlying leases to which this Lease may be or become subordinate, Landlord covenants that, upon Tenant’s performance of all of the terms of the Lease, Tenant’s peaceful and quiet enjoyment of the Premises shall not be disturbed by Landlord or anyone properly claiming through Landlord.

35. Notices. Any notice, request, demand or other communication given pursuant to this Lease, shall be in writing and given by mailing the notice certified, return receipt requested, or by sending the notice by nationally recognized overnight courier service (e.g. Federal Express or UPS) to Tenant or Landlord at the address shown in the Basic Terms, or at such other place designated by the parties by written notice. Notice shall be effective on the earliest of (i) the third day after it was sent, (ii) the date received, or (iii) the date delivery is refused.

36. OFAC.

36.1 Tenant represents and warrants to Landlord that neither Tenant nor any affiliate or representative of Tenant (i) is listed on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Asset Control, Department of the Treasury (“OFAC”) pursuant to Executive Order number 13224, 66 Federal Register 49079 (September 25, 2001) (the “Order”); (ii) is listed on any other list of terrorists or terrorist organizations maintained pursuant to the Order, the rules and regulations of the OFAC or any other applicable requirements contained in any enabling legislation or other executive orders in respect of the Order (the Order and such other rules, regulations, legislation or orders are collectively called the “Orders”); (iii) is engaged in activities prohibited in the Orders; or (iv) has been convicted, pleaded nolo contendere, indicted, arraigned or detained on charges involving money laundering or predicate crimes to money laundering. In the event any of the representations in this Article are determined to be false now or at any time during the Lease Term, Tenant shall be deemed to have committed an incurable Event of Default, entitling Landlord, in addition to all other remedies at law or in equity, to immediately terminate this Lease on written notice to Tenant.

36.2 Landlord represents and warrants to Tenant that neither Landlord nor any affiliate or representative of Landlord (i) is listed on the Specially Designated Nationals and Blocked Persons List maintained by the OFAC pursuant to the Order; (ii) is listed on any other list of terrorists or terrorist organizations maintained pursuant to the Orders; (iii) is engaged in activities prohibited in the Orders; or (iv) has been convicted, pleaded nolo contendere, indicted, arraigned or detained on charges involving money laundering or predicate crimes to money laundering.

37. Accessibility. In accordance with California Civil Code Section 1938, Landlord hereby informs Tenant that as of the Effective Date of this Lease, the neither the Premises nor the Building has inspected by a Certified Access Specialist (as defined in California Civil Code Section 55.52(3)). California Civil Code Section 1938(e) provides:

“A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.”

Accordingly, Landlord and Tenant hereby mutually agree that if Tenant desires to obtain a CASp inspection, (i) the CASp inspection shall be at Tenant’s sole cost and expense, (ii) the inspection shall be performed by a CASp that is currently certified in California and has been reasonably approved by Landlord, (iii) the CASp inspection shall take place during regular business hours with at least five (5) business days’ prior written notice to Landlord, (iv) Tenant shall promptly provide Landlord with a copy of the final report prepared in connection with the CASp inspection (the “CASp Report”), and (v) Tenant shall be solely responsible for promptly making any repairs or modifications necessary to correct violations of construction-related accessibility standards that are noted in the CASp Report (the “Required Modifications”) which are required for Tenant’s specific use of the Premises and shall defend with competent counsel, indemnify and hold Landlord harmless from any claims, damages or liability resulting from Tenant’s failure to promptly make such Required Modifications. The Required Modifications shall not proceed until Landlord has approved in writing: (A) Tenant’s contractor, and (B) complete and detailed plans and specifications for the Required Modifications. The Required Modifications shall be performed in a good and workmanlike manner in compliance with all of the terms of this Lease, including, without limitation, Article 16 hereof. At Landlord’s sole discretion, Landlord may elect to complete the Required Modifications. If Landlord elects to complete the Required Modifications, Landlord may forward invoices and bills for the expenses of the Required Modifications to Tenant, and Tenant shall, no later than ten (10) days prior to the due date, pay such invoices or bills and deliver satisfactory evidence of such payment to Landlord. Alternatively, Tenant shall reimburse Landlord for any costs incurred by Landlord within ten (10) days of Landlord’s invoice therefor.

Tenant hereby acknowledges and agrees that the CASp Report is to be kept strictly confidential, except as necessary for Tenant to complete repairs and correct violations of construction-related accessibility standards as noted in the CASp Report. Accordingly, except as provided above or as may be

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required by law or court order, Tenant shall not release, publish or otherwise distribute (and shall not authorize or permit any other person or entity to release, publish or otherwise distribute) any information contained in the CASp Report. Tenant’s obligations under this Article shall survive the expiration or sooner termination of this Lease.

38. Representations.

38.1 By Tenant. Tenant warrants and represents that: (1) Tenant is duly incorporated or otherwise established or formed and validly existing under the laws of its state of incorporation, establishment or formation, (2) Tenant is, or prior to the Effective Date will be, duly qualified to do business in the state in which the Premises are located, (3) Tenant has full corporate, partnership, trust, association or other appropriate power and authority to enter into this Lease and to perform all Tenant’s obligations hereunder, (4) neither (i) the execution, delivery or performance of this Lease nor (ii) the consummation of the transactions contemplated hereby will violate or conflict with any provision of documents or instruments under which Tenant is constituted or to which Tenant is a party.

38.2 By Landlord. Landlord warrants and represents that: (1) Landlord is duly incorporated or otherwise established or formed and validly existing under the laws of its state of incorporation, establishment or formation, (2) Landlord is duly qualified to do business in the state in which the Premises are located, (3) Landlord has full corporate, partnership, trust, association or other appropriate power and authority to enter into this Lease and to perform all Landlord’s obligations hereunder, (4) neither (i) the execution, delivery or performance of this Lease nor (ii) the consummation of the transactions contemplated hereby will violate or conflict with any provision of documents or instruments under which Landlord is constituted or to which Landlord is a party.

39. Dispute Resolution. To the greatest extent provided by law, Landlord and Tenant agree to cooperate by supporting and fully participating in all efforts to resolve disputes, complaints, claims and other problems that arise or are related to this Lease through mediation and, if not successfully resolved, then through binding arbitration in accordance with the principles and rules of the local chapter of the American Arbitration Association. The parties make the foregoing commitment with full knowledge that by agreeing to submit disputes to binding arbitration, the parties are agreeing not to resort to the courts or the judicial system, and are waiving their rights to do so (except to the extent that may be required for Landlord to regain lawful possession of the Premises upon Tenant’s breach and/or abandonment of the Premises). Either party may submit a matter to mediation, which shall take place not longer than thirty (30) days after demand therefor. If a party fails to attend a mediation, or denies mediation, then the matter may be submitted to binding arbitration immediately after the mediation date or date that a party denies mediation, in writing. When submitting a dispute to a mediator, the responding party shall agree upon one mediator from a list of at least three mediators provided by party initiating the mediation. The parties agree to share all expenses of mediation equally. Should the parties not be able to resolve their dispute through mediation, then either party may demand arbitration. If an arbitration demand is delivered to a party in writing, then each party will voluntarily submit to binding arbitration and shall appoint their own arbitrator. These arbitrators shall select a mutual third arbitrator, who shall preside over the dispute. In the event that a party fails to appoint its own arbitrator within ten (10) days after receipt of written arbitration demand, then the arbitrator selected the other party shall preside over the dispute. In the event that the individual arbitrators are unable to agree on a neutral arbitrator, either party shall have the right to petition the local Superior Court to appoint a neutral arbitrator. Any arbitration held hereunder shall be limited to no more than two (2) six-hour days of arbitration.

40. Brokers. Each party warrants to the other that, other than Broker(s) (if any is identified in the Basic Terms), it has dealt with no other broker, agent or other intermediary in connection with this Lease, and agrees to and shall defend, indemnify and save the other party harmless from all claims, actions, damages, costs and expenses and liability whatsoever, including reasonable attorneys’ fees, that may arise from any claim by or through the indemnifying party for a commission, finder’s or like fee in connection with this Lease. The fees and commissions of Broker(s) (if any are identified) shall be paid by Landlord.

SIGNATURE PAGE FOLLOWS

Lease – Design Therapeutics, Inc.	18	LL: XMG, T: JS

THE SUBMISSION OF THIS LEASE FOR EXAMINATION OR SIGNATURE BY TENANT IS NOT A COMMITMENT BY LANDLORD OR ITS AGENTS TO RESERVE THE PREMISES OR TO LEASE THE PREMISES TO TENANT. THIS LEASE SHALL BECOME EFFECTIVE AND LEGALLY BINDING ONLY UPON FULL EXECUTION AND DELIVERY BY BOTH LANDLORD AND TENANT AND UPON DELIVERY OF ALL AMOUNTS FROM TENANT DUE CONCURRENTLY WITH THE EXECUTION OF THIS LEASE.

IN WITNESS WHEREOF, the parties hereto have executed this Lease under their respective hands and seals as of the day and year first above written.

“Landlord” CROSSING HOLDINGS, LLC, a California limited liability company

By:	/s/ Xander Grey
Name:	Xander Grey
Title:	Property Manager

“Tenant” DESIGN THERAPEUTICS, INC., a Delaware corporation

By:	/s/ Joao Siffert
Name:	Joao Siffert
Title:	CEO

Lease – Design Therapeutics, Inc.	19	Signature Page

EXHIBIT “A”

LOCATION OF PREMISES

NOTE: THIS FLOOR PLAN SHOWS THE APPROXIMATE LOCATION OF THE PREMISES AND THE APPROXIMATE CONFIGURATION OF THE PREMISES AND ADJACENT AREAS, AND IS ONLY ILLUSTRATIVE OF THE SIZE AND RELATIONSHIP OF THE SUITES AND COMMON CORRIDORS GENERALLY, ALL OF WHICH ARE SUBJECT TO CHANGE. THE SHOWING OF ANY NAMES OF TENANTS, WALLS, OR LAYOUTS SHALL NOT BE DEEMED TO BE A REPRESENTATION OR WARRANTY BY LANDLORD THAT ANY TENANTS WILL BE AT THE PROJECT OR THAT ANY SPECIFIC LAYOUTS WILL CONTINUE TO EXIST. TENANT SHALL RELY ON ITS OWN FIELD INVESTIGATIONS FOR THE ACTUAL CONDITION OF THE PREMISES AND PROJECT.

Lease – Design Therapeutics, Inc.	A-1	Location of Premises

EXHIBIT “B”

WORK LETTER

THIS WORK LETTER (“Work Letter”) sets forth the agreement of Landlord and Tenant with respect to the improvements to be constructed in the Premises, as defined in the Lease to which this Work Letter is attached as an exhibit. In the event of any inconsistency between the terms of this Work Letter and the terms of the Lease, the terms of the Lease shall control. All defined terms used herein shall have the meanings set forth in the Lease, unless otherwise defined in this Work Letter.

1. Construction of Tenant Improvements. Landlord shall, through its general contractor (the “Contractor”), furnish and install within the Premises, substantially in accordance with the plans and specifications to be approved by Landlord and Tenant pursuant to Section 2 below, certain items of general construction (the “Tenant Improvements”). The quantities, character and manner of installation of all of the Tenant Improvements shall be subject to the limitations imposed by any applicable governmental regulations relating to conservation of energy and by applicable building codes and regulations. In addition, Tenant agrees that the Tenant Improvements shall not require Landlord to perform work which would (i) require changes to structural components of the Building or the exterior design of the Building; (ii) require any material modification to the Building’s mechanical or electrical systems; (iii) be incompatible with the Building plans filed with the City of Carlsbad, California; or (iv) delay the completion of the Premises beyond the Anticipated Delivery Date.

2. Space Planning.

(a) Landlord and Tenant acknowledge and agree that Landlord has had prepared for Tenant’s approval comprehensive space planning documents (“Space Planning Documents”). Tenant will provide written approval of or comments to the Space Planning Documents within two (2) days after such submission, the failure of which shall be deemed Tenant’s approval of the same. Tenant agrees that such space planning documents are or, after revisions requested by Landlord shall be, sufficient to enable Landlord’s Architect and engineers to prepare the Working Drawings (as defined below).

(b) All planning and interior design services relating to equipment, such as selection of colors, finishes, trade fixtures, or floor coverings, will be included in the cost of the Tenant Improvements and selected by Tenant, shall be subject to the prior written approval of Landlord, and shall be timely delivered so as not to impede the design and construction of the Tenant Improvements.

(c) Upon execution of the Lease by Tenant and receipt by Landlord of the Space Planning Documents, Landlord shall be authorized to cause Landlord’s Architect and engineers to prepare the Working Drawings.

3. Approval of Working Drawings.

(a) Landlord and Tenant acknowledge that Landlord shall retain an architect (“Landlord’s Architect”) and engineers to prepare all architectural and engineering plans and specifications required for the construction of the Tenant Improvements in conformance with the base building and tenant improvement standard specifications of the Building (the “Working Drawings”), and to prepare drawings and specifications for Changes (as defined below), if any, requested or required pursuant to Section 5 below.

(b) Landlord shall submit the completed Working Drawings to Tenant for Tenant’s approval. Tenant will provide written approval of the Working Drawings within five (5) days after such submission. If Tenant disapproves any part of the submission, the disapproval shall include written instructions adequate for Landlord’s Architect and engineers to revise the Working Drawings. Such revisions shall be subject to Landlord’s approval, which shall not be unreasonably withheld. Tenant will finally approve the revised Working Drawings within two (2) days after submission thereof to Tenant. If Tenant’s instructions necessitate (i) revisions to the Working Drawings (as originally submitted) which do not conform with the Space Planning Documents, or (ii) a change of scope relative to the Space Planning Documents, the costs incurred by Landlord as a result of such instructions (including, without limitation, the cost of revising the Working Drawings) shall be promptly borne and paid by Tenant upon demand by Landlord.

(c) If Tenant fails to approve the Working Drawings or the required Working Drawings within the applicable periods set forth in Section 3(b) above, then (A) Landlord shall not be obligated to commence construction of the Tenant Improvements, (B) Tenant shall be responsible for any resulting delay, and the cost of such delay, in Landlord’s completion of the Tenant Improvements and delivery of the Premises, and (C) any such delay shall be deemed a Tenant’s Delay (as defined below).

(d) Upon Tenant’s approval of the Working Drawings, Landlord shall be authorized to cause the Contractor to proceed with the construction of the Tenant Improvements in accordance with the Working Drawings, and submit such drawings to the City of Carlsbad for issuance of building permits.

(e) The Working Drawings, together with any changes required by the City of Carlsbad and approved for building permits for the Tenant Improvements shall be the “Approved Plans”.

Lease – Design Therapeutics, Inc.	B-1	Work Letter

4. Cost of Tenant Improvements. Provided that Tenant is not in default under the Lease beyond applicable notice and cure periods, Landlord shall contribute a maximum of the lesser of (A) the Budget (as defined below) and (B) Two Million Five Hundred Thousand and 00/100 Dollars ($2,500,000.00) (the “Tenant Improvement Allowance”) towards the cost of the Tenant Improvements (which cost shall include, the costs of construction, the cost of permits and permit expediting, and architectural and engineering services obtained by Landlord in connection with the Tenant Improvements, the Contractor’s fees, Landlord’s fee for construction administration in an amount equal to the amount charged by Landlord’s construction manager (the “Construction Manager”) and Tenant’s signage). The Tenant Improvement Allowance shall not be utilized for furniture costs, any telecom/cabling costs, or any other purpose not specified herein. Landlord’s Contractor shall prepare a construction budget for the Tenant Improvements (the “Budget”). To the extent that the actual cost of the Tenant Improvements is less than the Budget or the Tenant Improvement Allowance, Landlord shall be entitled to the benefit of such savings. Tenant shall not be entitled to any credit against Rent, nor change in Approved Plans to utilize such savings. Tenant shall bear and pay the cost of the Tenant Improvements (including but not limited to all of the foregoing fees and costs) in excess of the Tenant Improvement Allowance, if any as determined by the Budget (“Excess Costs”). As a condition to commencing construction, Landlord shall have the option to require Tenant to pay to Landlord such Excess Costs for application to the cost of the Tenant Improvements, as they are incurred. In any event, Excess costs shall be applied in pari passu with the Tenant Improvement Allowance in progress payments.

5. Changes.

(a) Any request by Tenant for a change in the Tenant Improvements after approval of the Working Drawings or of the Approved Plans (a “Change”) shall be accompanied by all information necessary to clearly identify and explain the proposed Change. As soon as practicable after receipt of such request, Landlord shall notify Tenant of the estimated cost of such Change as well as the estimated increase in construction time caused by the Change, if any. Tenant shall approve in writing such estimates within two (2) days after receipt of Landlord’s notice. Upon receipt of such written request, Landlord shall be authorized to cause the Contractor to proceed with the implementation of the requested Change.

(b) The increased cost and time, as determined by Landlord, of all Changes, including the cost of architectural and engineering services required to revise the Working Drawings to reflect such Changes, the Contractor’s overhead and fee, and Landlord’s fee for construction administration services, shall be treated as costs of the Tenant Improvements, and shall be as determined by Landlord upon completion of the Tenant Improvements, subject only to Landlord’s furnishing to Tenant appropriate back up information from the Contractor concerning the increased costs and increased construction time.

6. Tenant’s Work. Landlord and Tenant acknowledge and agree that certain work required for Tenant’s occupancy of the Premises, including but not limited to the procurement and installation of furniture, trade fixtures, equipment, artwork and interior signage are beyond the scope of the Tenant Improvements and shall be performed by Tenant or its contractors at Tenant’s sole cost and expense. All such work (“Tenant’s Work”) shall be subject to Landlord’s prior written approval. By prior arrangement with Landlord’s property manager, Tenant shall be permitted access to the Premises up to twenty-one (21) days prior to the date Landlord anticipates completing the Tenant Improvements in order to perform the Tenant’s Work, and Tenant shall adopt a construction/installation schedule for Tenant’s Work in conformance with the Contractor’s schedule, and shall perform Tenant’s Work in such a way as not to hinder or delay the operations of Landlord or the Contractor in the Building. Any costs incurred by Landlord as a result of any interference with Landlord’s operations by Tenant or its contractors shall be promptly paid by Tenant to Landlord upon demand. Landlord shall make all reasonable efforts to notify Tenant of any such interference of which Landlord has actual knowledge, but failure to provide such notice shall in no way limit Landlord’s right to demand payment for such costs. Tenant’s contractors shall be subject to Landlord’s prior written approval, and to the administrative supervision of the Contractor. Tenant’s Work shall comply with all of the following requirements:

(a) Tenant’s Work shall not proceed until Landlord has approved in writing, such approval not to be unreasonably withheld, conditioned or delayed: (i) Tenant’s contractors, (ii) proof of the amount and coverage of public liability and property damage insurance carried by Tenant’s contractors in the form of an endorsed insurance certificate naming Landlord, the Contractor, and the agents of Landlord and the Contractor as additional insureds, in an amount not less than two million dollars, and (iii) complete and detailed plans and specifications for Tenant’s Work.

(b) Tenant’s Work shall be performed in conformity with a valid permit when required, a copy of which shall be furnished to Landlord before such work is commenced. In any event, all of Tenant’s Work shall comply with all applicable laws, codes and ordinances of any governmental entity having jurisdiction over the Building. Landlord shall have no responsibility for Tenant’s failure to comply with such applicable laws. Any and all delay in obtaining a certificate of occupancy due to Tenant’s vendors is the responsibility of Tenant and shall be a Tenant’s Delay.

(c) In connection with Tenant’s Work (e.g., delivering or installing furniture or equipment), Tenant or its contractors shall arrange for any necessary hoisting or elevator service with Landlord and shall pay such reasonable costs for such services as may be charged by Landlord.

Lease – Design Therapeutics, Inc.	B-2	Work Letter

(d) Tenant shall promptly pay Landlord upon demand for any extra expense incurred by Landlord by reason of faulty work done by Tenant or its contractors, by reason of damage to existing work caused by Tenant or its contractors, or by reason of inadequate cleanup by Tenant or its contractors.

7. Substantial Completion; Tenant’s Delay.

(a) “Substantial Completion” (or “Substantially Complete” or “Substantially Completed”) shall mean with regard to the Tenant Improvements, the earliest to occur of (i) Landlord’s delivery to Tenant final approval of the applicable permit issued for the Tenant Improvements signed by the appropriate City of Carlsbad inspector, (ii) Tenant’s occupancy of all or any part of the Premises (other than as provided in Section 6 above for the purpose of performing the Tenant’s Work), (iii) the date that Landlord’s Architect furnishes a certificate of substantial completion confirming that the Tenant Improvements have been substantially completed, subject to minor details of construction, decoration or mechanical adjustment which do not unreasonably affect Tenant’s ability to do business in the Premises, or (iv) the date upon which Tenant opens for business in the Premises.

(b) If Landlord shall be delayed in substantially completing the Tenant Improvements as a result of any of the following (each, a “Tenant’s Delay”):

(i) Tenant’s failure to furnish the information, instructions and plans required in Section 3 or approve the Working Drawings, within the applicable time periods specified in Section 3; or

(ii) Any changes in the scope of the Tenant Improvements from that set forth in the Space Planning Documents, or any Changes to the Working Drawings requested by Tenant after approval thereof pursuant to Section 5 (including without limitation Changes which are requested but not subsequently approved by Tenant pursuant to Section 5); or

(iii) Any changes to the Working Drawings by the City of Carlsbad to elements required by Tenant, or any changes by the Tenant to the Approved Plans;

(iv) Any interruption or interference in Landlord’s construction of the Tenant Improvements caused by Tenant, its contractors or its vendors; or

(v) Tenant’s failure to timely pay any amounts which Tenant is obligated to pay under this Work Letter; or

(vi) Any other act, neglect, failure or omission of Tenant, its agents, employees or contractors.

then the date upon which the payment of Rent under the Lease, shall commence shall be advanced by the cumulative duration of such Tenant’s Delays.

8. Designation of Agent. Tenant hereby designates and appoints Sean Jeffries (“Agent”) as its agent to act on its behalf with respect to its duties and obligations under this Work Letter. For the purposes of this appointment, Agent’s authority shall specifically include, but in no way be limited to, the following: (i) the approval of the Working Drawings, (ii) the submission of any Changes, (iii) the approval of all costs and time, including architectural and engineering services, required to revise the Working Drawings to reflect any Changes, (iv) the authorization of any overtime, and (v) the authority to execute and deliver to Landlord any written authorizations requested by Landlord in connection with the construction of the Tenant Improvements. Tenant expressly acknowledges that this appointment is made with the knowledge that Landlord and its affiliates will rely on the authority granted to Agent herein. Accordingly, Landlord shall be deemed a third party beneficiary of this Appointment. Tenant further acknowledges that the authority hereby conferred will continue in full force and effect until Landlord shall receive notice in writing, signed by Tenant, of the revocation of the authority herein granted. Such revocation shall be effective only as to actions taken by the Agent subsequent to receipt by Landlord of such notice. Tenant agrees to indemnify, defend and hold Landlord harmless from any and all claims, liabilities, losses, damages, costs and expenses, including without limitation, all reasonable attorneys’ fees, asserted against or suffered by Landlord resulting from Landlord’s reliance on this appointment.

Lease – Design Therapeutics, Inc.	B-3	Work Letter

EXHIBIT “C”

COMMENCEMENT DATE CERTIFICATE

This COMMENCEMENT DATE CERTIFICATE (“Certificate”) is made and entered into effective as of _________________, ______, by and between CROSSING HOLDINGS, LLC, a California limited liability company (“Landlord”) and DESIGN THERAPEUTICS, INC., a Delaware corporation (“Tenant”).

R E C I T A L S :

A. Landlord and Tenant entered into that certain Office Lease dated as of _____________________ (the “Lease”) pursuant to which Landlord leased to Tenant and Tenant leased from Landlord certain “Premises”, as described in the Lease, known as Suites 110, 115, 150 of the Project located at 6005 Hidden Valley Road, Carlsbad, California, 92011.

B. Except as otherwise set forth herein, all capitalized terms used in this Certificate shall have the same meaning given such terms in the Lease.

C. Landlord and Tenant desire to amend the Lease to confirm the commencement and expiration dates of the Lease Term, as hereinafter provided.

NOW, THEREFORE, in consideration of the foregoing Recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Confirmation. The Premises are ready for occupancy in the condition required by the Lease and have been delivered to the Tenant in satisfaction of the requirements of the Lease, including any work to be performed by Landlord or amounts to be paid by Landlord. Tenant acknowledges the following dates as set forth in the Lease are confirmed to be as follows:

a.	The Lease Commencement Date is: ________________________; and

b.	The Lease Expiration Date shall be: ________________________.

2. Tenant Improvements. Landlord has completed the Tenant Improvements and Tenant has accepted the Premises, Building and Project in their condition as of the Lease Commencement Date and there exists no Non-Compliant Condition or other condition not satisfactory to Tenant.

3. No Further Modification or Default. Except as set forth in this Certificate, all of the terms and provisions of the Lease shall remain unmodified and in full force and effect. Tenant acknowledges that there is no Landlord default under the Lease or condition existing that with the passage of time would mature into a default under the Lease and Tenant has no claim to terminate the Lease or setoff or reduce any payment of Rent.

IN WITNESS WHEREOF, this Certificate has been executed as of the day and year first above written.

“Tenant”	“Landlord”

DESIGN THERAPEUTICS, INC., a Delaware corporation By:_______________________________ Name: ____________________________ Title:______________________________	CROSSING HOLDINGS, LLC, a California limited liability company By:_______________________________ Name: ____________________________ Title:______________________________

Lease – Design Therapeutics, Inc.	C-1	Commencement Date Certificate

EXHIBIT “D”

RULES AND REGULATIONS

NOTHING IN THESE RULES AND REGULATIONS (“RULES AND REGULATIONS”) SHALL SUPPLANT ANY PROVISION OF THE LEASE. IN THE EVENT OF A CONFLICT OR INCONSISTENCY BETWEEN THESE RULES AND REGULATIONS AND THE LEASE, THE LEASE SHALL PREVAIL.

1.

No Tenant Party shall encumber or obstruct the common entrances, lobbies, elevators, sidewalks and stairways of the Building(s) or the Project or use them for any purposes other than ingress or egress to and from the Building(s) or the Project.

2.

Except as specifically provided in the Lease, no sign, placard, picture, advertisement, name or notice shall be installed or displayed on any part of the outside of the Premises or the Building(s) without Landlord’s prior written consent. Landlord shall have the right to remove, at Tenant’s sole cost and expense, any sign installed or displayed in violation of this rule.

3.

If Landlord objects in writing to any curtains, blinds, shades, screens, hanging plants or other similar objects attached to or used in connection with any window or door of the Premises or placed on any windowsill, and (a) such window, door or windowsill is visible from the exterior of the Premises and (b) such curtain, blind, shade, screen, hanging plant or other object is not included in plans approved by Landlord, then Tenant shall promptly remove such curtains, blinds, shades, screens, hanging plants or other similar objects at its sole cost and expense.

4.

No deliveries shall be made that impede or interfere with other tenants in or the operation of the Project. Movement of furniture, office equipment or any other large or bulky material(s) through the Common Area shall be restricted to such hours as Landlord may designate and shall be subject to reasonable restrictions that Landlord may impose.

5.

Tenant shall not place a load upon any floor of the Premises that exceeds the load per square foot that (a) such floor was designed to carry or (b) is allowed by Applicable Laws. Fixtures and equipment that cause noises or vibrations that may be transmitted to the structure of the Building(s) to such a degree as to be objectionable to other tenants shall be placed and maintained by Tenant, at Tenant’s sole cost and expense, on vibration eliminators or other devices sufficient to eliminate such noises and vibrations to levels reasonably acceptable to Landlord and the affected tenants of the Project.

6.	Tenant shall not use any method of HVAC other than that approved in writing by Landlord.

7.

Tenant shall not install any radio, television or other antennae; cell or other communications equipment; or other devices on the roof or exterior walls of the Premises except in accordance with the Lease. Tenant shall not interfere with radio, television or other digital or electronic communications at the Project or elsewhere.

8.

Canvassing, peddling, soliciting and distributing handbills or any other written material within, on or around the Project (other than within the Premises) are prohibited. Tenant shall cooperate with Landlord to prevent such activities by any Tenant Party.

9.

Tenant shall store all of its trash, garbage and Hazardous Materials in receptacles within its Premises or in receptacles designated by Landlord outside of the Premises. Tenant shall not place in any such receptacle any material that cannot be disposed of in the ordinary and customary manner of trash, garbage and Hazardous Materials disposal. Any Hazardous Materials transported through Common Area shall be held in secondary containment devices. Tenant shall be responsible, at its sole cost and expense, for Tenant’s removal of its trash, garbage and Hazardous Materials.

10.

The Premises shall not be used for lodging or for any improper, immoral or objectionable purpose. No cooking shall be done or permitted in the Premises; provided, however, that Tenant may use (a) equipment approved in accordance with the requirements of insurance policies that Landlord or Tenant is required to purchase and maintain pursuant to the Lease for brewing coffee, tea, hot chocolate and similar beverages, (b) microwave ovens for employees’ use and (c) equipment shown on plans approved by Landlord; provided, further, that any such equipment and microwave ovens are used in accordance with Applicable Laws.

11.	Tenant shall not, without Landlord’s prior written consent, use the name of the Project, if any, in connection with or in promoting or advertising Tenant’s business except as Tenant’s address.

12.	Tenant shall comply with all safety, fire protection and evacuation procedures and regulations established by Landlord or any Governmental Authority.

Lease – Design Therapeutics, Inc.	D-1	Rules and Regulations

13.

Tenant assumes any and all responsibility for protecting the Premises from theft, robbery and pilferage, which responsibility includes keeping doors locked and other means of entry to the Premises closed.

14.

Tenant shall not modify any locks to the Premises without Landlord’s prior written consent, which consent Landlord shall not unreasonably withhold, condition or delay. Tenant shall furnish Landlord with copies of keys, pass cards or similar devices for locks to the Premises.

15.	Tenant shall cooperate and participate in all reasonable security programs affecting the Premises.

16.	Tenant shall not permit any animals in the Project, other than for guide animals or for use in laboratory experiments.

17.	Bicycles shall not be taken into the Building(s) (including the elevators and stairways of the Building) except into areas designated by Landlord.

18.

The water and wash closets and other plumbing fixtures shall not be used for any purposes other than those for which they were constructed, and no sweepings, rubbish, rags or other substances shall be deposited therein.

19.	Discharge of industrial sewage shall only be permitted if Tenant, at its sole expense, first obtains all necessary permits and licenses therefor from all applicable Governmental Authorities.

20.	Smoking is prohibited at the Project.

21.	The Project’s hours of operation are currently 24 hours a day, seven days a week.

22.

Tenant shall comply with all orders, requirements and conditions now or hereafter imposed by Applicable Laws or Landlord (“Waste Regulations”) regarding the collection, sorting, separation and recycling of waste products, garbage, refuse and trash generated by Tenant (collectively, “Waste Products”), including (without limitation) the separation of Waste Products into receptacles reasonably approved by Landlord and the removal of such receptacles in accordance with any collection schedules prescribed by Waste Regulations.

Landlord may waive any one or more of these Rules and Regulations for the benefit of Tenant or any other tenant, but no such waiver by Landlord shall be construed as a waiver of such Rules and Regulations in favor of Tenant or any other tenant, nor prevent Landlord from thereafter enforcing any such Rules and Regulations against any or all of the tenants of the Project, including Tenant. These Rules and Regulations are in addition to, and shall not be construed to in any way modify or amend, in whole or in part, the terms covenants, agreements and conditions of the Lease. Landlord reserves the right to make such other and reasonable additional rules and regulations as, in its judgment, may from time to time be needed for safety and security, the care and cleanliness of the Project, or the preservation of good order therein; provided, however, that Tenant shall not be obligated to adhere to such additional rules or regulations until Landlord has provided Tenant with written notice thereof. Tenant agrees to abide by these Rules and Regulations and any such additional rules and regulations issued or adopted by Landlord. Tenant shall be responsible for the observance of these Rules and Regulations by all Tenant Parties.

Lease – Design Therapeutics, Inc.	D-1	Rules and Regulations

EXHIBIT “E”

ESTOPPEL CERTIFICATE

The undersigned, as Tenant under that certain Lease (the “Lease”) made and entered into as of _________________, 20__ and between CROSSING HOLDINGS, LLC, a California limited liability company as Landlord, and the undersigned as Tenant, for the Premises known as Suites 110, 115, 150 of the Project located at 6005 Hidden Valley Road, Carlsbad, California, 92011 hereby certifies as follows:

1. Attached hereto as Exhibit A is a true and correct copy of the Lease and all amendments and modifications thereto. The documents contained in Exhibit A represent the entire agreement between the parties as to the Premises.

2. The undersigned has commenced occupancy of the Premises described in the Lease, currently occupies the Premises, and the Lease Term commenced on _________.

3. The Lease is in full force and effect and has not been modified, supplemented or amended in any way except as provided in Exhibit A.

4. Tenant has not transferred, assigned, or sublet any portion of the Premises nor entered into any license or concession agreements with respect thereto except as follows:

5. Base Rent became payable on _______________.

6. The Lease Term expires on _________________.

7. All conditions of the Lease to be performed by Landlord necessary to the enforceability of the Lease have been satisfied and Landlord is not in default thereunder.

8. No rental has been paid in advance and no security has been deposited with Landlord except as provided in the Lease.

9. As of the date hereof, there are no existing defenses or offsets that the undersigned has, which preclude enforcement of the Lease by Landlord.

10. All monthly installments of Base Rent, all Additional Rent and all monthly installments of estimated Additional Rent have been paid when due through _________________. The current monthly installment of Base Rent is $__________.

11. The undersigned acknowledges that this Estoppel Certificate may be delivered to Landlord’s prospective mortgagee, or a prospective purchaser, and acknowledges that it recognizes that if same is done, said mortgagee, prospective mortgagee, or prospective purchaser will be relying upon the statements contained herein in making the loan or acquiring the property of which the Premises are a part, and in accepting an assignment of the Lease as collateral security, and that receipt by it of this certificate is a condition of making of the loan or acquisition of such property.

12. If Tenant is a corporation or partnership, each individual executing this Estoppel Certificate on behalf of Tenant hereby represents and warrants that Tenant is a duly formed and existing entity qualified to do business in California and that Tenant has full right and authority to execute and deliver this Estoppel Certificate and that each person signing on behalf of Tenant is authorized to do so.

Executed at __________________ on the _____ day of ______________, 20___.

“Tenant” DESIGN THERAPEUTICS, INC., a Delaware corporation

By:
Name:
Title:

Lease – Design Therapeutics, Inc.	E-1	Estoppel Certificate

EXHIBIT “F”

OPTION TO EXTEND

1. Option to Extend. So long as DESIGN THERAPEUTICS, INC. or any Permitted Transferee is the Tenant hereunder and occupies the entirety of the Premises, and subject to the condition set forth in clause (b) below, Tenant shall have one option to extend the term of this Lease with respect to the entirety of the Premises, for a period of three (3) years from the expiration of the third year of the Lease Term (the “Extension Period”), subject to the following conditions:

(1) Each option to extend shall be exercised, if at all, by notice of exercise given to Landlord by Tenant not more than twelve (12) months nor less than nine (9) months prior to the Expiration Date;

(2) Anything herein to the contrary notwithstanding, if Tenant is in default beyond applicable notice and cure periods under any of the terms, covenants or conditions of this Lease, either at the time Tenant exercises the extension option or on the commencement date of the Extension Period, Landlord shall have, in addition to all of Landlord’s other rights and remedies provided in this Lease, the right to terminate such option to extend upon notice to Tenant.

2. Fair Market Rent. In the event the option is exercised in a timely fashion, the Lease shall be extended for the term of the Extension Period upon all of the terms and conditions of this Lease, provided that the monthly Base Rent for the Extension Period shall be the Fair Market Rent for the Premises, increased as set forth below. For purposes hereof, “Fair Market Rent” shall mean the monthly Base Rent determined pursuant to the process described below. In no event, however, shall any adjustment of the monthly Base Rent pursuant to this Section result in a decrease of the monthly Base Rent for the Premises below the amount due from Tenant for the preceding portion of the initial Lease Term for which the monthly Base Rent had been fixed.

No leasing commissions shall be due or payable to any broker retained by Tenant with regard to this Lease for the Extension Period.

3. Tenant’s Election. Within thirty (30) days after receipt of Tenant’s notice of exercise, Landlord shall notify Tenant in writing of Landlord’s estimate of the monthly Base Rent for the Extension Period, based on the provisions of Section 2 above. Within thirty (30) days after receipt of such notice from Landlord, Tenant shall have the right either to (i) accept Landlord’s statement of monthly Base Rent as the monthly Base Rent for the Extension Period; or (ii) elect to arbitrate Landlord’s estimate of Fair Market Rent, such arbitration to be conducted pursuant to the provisions hereof. Failure on the part of Tenant to require arbitration of Fair Market Rent within such thirty (30) day period shall constitute acceptance of the monthly Base Rent for the applicable Extension Period as calculated by Landlord. If Tenant elects arbitration, the arbitration shall be concluded within ninety (90) days after the date of Tenant’s election, subject to extension for an additional thirty (30) day period if a third arbitrator is required and does not act in a timely manner. To the extent that arbitration has not been completed prior to the expiration of any preceding period for which monthly Base Rent has been determined, Tenant shall continue to pay Base Rent in the amount applicable during the month immediately prior to the commencement of the Extension Period with the potential for an adjustment to be made once Fair Market Rent is ultimately determined by arbitration.

4. Rent Arbitration. In the event of arbitration, the judgment or the award rendered in any such arbitration may be entered in any court having jurisdiction and shall be final and binding between the parties. The arbitration shall be conducted and determined in the County of San Diego in accordance with the then prevailing rules of the American Arbitration Association or its successor for arbitration of commercial disputes except to the extent that the procedures mandated by such rules shall be modified as follows:

(a) Tenant shall make demand for arbitration in writing within thirty (30) days after service of Landlord’s determination of Fair Market Rent given under Section 3 above, specifying therein the name and address of the person to act as the arbitrator on its behalf. The arbitrator shall be qualified as a real estate appraiser familiar with the Fair Market Rent of similar first class office and laboratory space in the County of San Diego, who would qualify as an expert witness over objection to give opinion testimony addressed to the issue in a court of competent jurisdiction. Failure on the part of Tenant to make a proper demand in a timely manner for such arbitration shall constitute a waiver of the right thereto. Within fifteen (15) days after the service of the demand for arbitration, Landlord shall give notice to Tenant, specifying the name and address of the person designated by Landlord to act as arbitrator on its behalf who shall be similarly qualified. If Landlord fails to notify Tenant of the appointment of its arbitrator, within or by the time above specified, then the arbitrator appointed by Tenant shall be the arbitrator to determine the issue.

(b) In the event that two arbitrators are chosen pursuant to Section 4(a) above, the arbitrators so chosen shall, within fifteen (15) days after the second arbitrator is appointed determine the Fair Market Rent. If the two arbitrators shall be unable to agree upon a determination of Fair Market Rent within such fifteen (15) day period, they, themselves, shall appoint a third arbitrator, who shall be a competent and impartial person with qualifications similar to those required of the first two arbitrators pursuant to Section 4(a). In the event they are unable to agree upon such appointment within seven (7) days after expiration of such fifteen (15) day period, the third arbitrator shall be selected by the parties themselves, if they can agree thereon, within a further period of fifteen (15) days. If the parties do not so

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agree, then either party, on behalf of both, may request appointment of such a qualified person by the then Presiding Judge of the California Superior Court having jurisdiction over the County of San Diego, and the other party shall not raise any question as to such Judge’s full power and jurisdiction to entertain the application for and make the appointment. The three arbitrators shall decide the dispute if it has not previously been resolved by following the procedure set forth below.

(c) Where an issue cannot be resolved by agreement between the two arbitrators selected by Landlord and Tenant or settlement between the parties during the course of arbitration, the issue shall be resolved by the three arbitrators within fifteen (15) days of the appointment of the third arbitrator in accordance with the following procedure. The arbitrator selected by each of the parties shall state in writing his determination of the Fair Market Rent supported by the reasons therefor with counterpart copies to each party. The arbitrators shall arrange for a simultaneous exchange of such proposed resolutions. The role of the third arbitrator shall be to select which of the two proposed resolutions most closely approximates his determination of Fair Market Rent. The third arbitrator shall have no right to propose a middle ground or any modification of either of the two proposed resolutions. The resolution he chooses as most closely approximating his determination shall constitute the decision of the arbitrators and be final and binding upon the parties.

(d) In the event of a failure, refusal or inability of any arbitrator to act, his successor shall be appointed by him, but in the case of the third arbitrator, his successor shall be appointed in the same manner as provided for appointment of the third arbitrator. The arbitrators shall decide the issue within fifteen (15) days after the appointment of the third arbitrator. Any decision in which the arbitrator appointed by Landlord and the arbitrator appointed by Tenant concur shall be binding and conclusive upon the parties. Each party shall pay the fee and expenses of its respective arbitrator and both shall share the fee and expenses of the third arbitrator, if any, and the attorneys’ fees and expenses of counsel for the respective parties and of witnesses shall be paid by the respective party engaging such counsel or calling such witnesses.

(e) The arbitrators shall have the right to consult experts and competent authorities to obtain factual information or evidence pertaining to a determination of Fair Market Rent, but any such consultation shall be made in the presence of both parties with full right on their part to cross examine. The arbitrators shall render their decision and award in writing with counterpart copies to each party. The arbitrators shall have no power to modify the provisions of this Lease.

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EXHIBIT “G”

TENANT’S PERSONAL PROPERTY

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